Exhibit 2.2

James Hardie Group -

Common Terms Deed Poll

Amended and restated on 21 January 2013

Effective date 29 January 2013

James Hardie International Finance Limited (“JHIFL”, a “Borrower” and

the initial “Obligors’ Agent”)

James Hardie Building Products, Inc. (“JHBP” and a “Borrower”)

James Hardie Industries plc (“Parent”)

James Hardie International Group Limited (“JHIGL” and a “Guarantor”)

James Hardie Technology Limited (“JHT” and a “Guarantor”)

King & Wood Mallesons

Level 61

Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

Australia

T +61 2 9296 2000

F +61 2 9296 3999

DX 113 Sydney

www.kwm.com

Ref: GNH:YC:CC

02-5504-3204

James Hardie Group - Common Terms Deed Poll

Contents

Details		1

General terms		3

1	Interpretation	3

1.1	Definitions	3
1.2	References to certain general terms	21
1.3	Numbers	22
1.4	Headings	22
1.5	Conflict	22
1.6	Shareholder ratification	22
1.7	Borrowers severally liable only	23
1.8	Effective Date	23
1.9	Guarantee Trust Deed and Intercreditor Deed	23
1.10	JHT Undertaking	23

Part 1 Creditors and Facilities		24

2	Creditors and Facilities	24

2.1	Deed for benefit of Creditors	24
2.2	Becoming a Creditor	24
2.3	Authorisation by each other Obligor	24
2.4	Removal of benefit for a particular Creditor	24

Part 2 Standard terms - all Facilities		25

3	Conditions precedent	25

3.1	Conditions to first drawdown	25
3.2	Conditions to subsequent drawdowns	26

4	Payments	26

4.1	Manner of payment	26
4.2	Currency of payment	27

5	Withholding tax	27

5.1	Payments by Obligor	27
5.2	Payments by a facility agent to Creditors	27
5.3	Tax credit	28
5.4	Early repayment or redemption	28

6	Increased costs	28

6.1	Compensation	28
6.2	Excluded matters	29
6.3	Substantiating costs	30
6.4	Procedure for claim	30
6.5	Possible minimisation	30

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7	Illegality	30

7.1	Creditor’s right to suspend or cancel	30
7.2	Extent and duration	31
7.3	Notice requiring early repayment or redemption	31
7.4	Creditor to seek alternative funding method	31

8	Representations and warranties	31

8.1	Representations and warranties	31
8.2	When representations and warranties made	34
8.3	Reliance on representations and warranties	34

9	Undertakings	34

9.1	Application	34
9.2	General undertakings	34
9.3	Negative pledge and disposals	35
9.4	Financial undertakings	36
9.5	GAAP	37
9.6	Reporting undertakings	37
9.7	Officer’s certificate	40

10	Events of default	40

10.1	Events of Default	40
10.2	Consequences of default	43

11	Review events	43

12	Costs and indemnities	44

12.1	What the Borrower agrees to pay	44
12.2	Indemnity	45
12.3	Currency conversion on judgment debt	45
12.4	Indirect Taxes	45

13	Interest on overdue amounts	46

13.1	Obligation to pay	46
13.2	Compounding	46
13.3	Interest following judgment	46

Part 3 Guarantee		47

14	Guarantee and indemnity	47

14.1	Guarantee	47
14.2	Nature of guarantee	47
14.3	Indemnity	47
14.4	Acknowledgment	47
14.5	Variations and replacements	48
14.6	Reinstatement of rights	48
14.7	No merger	48
14.8	Rights of Creditors are protected	48
14.9	Guarantor’s rights are suspended	49
14.10	Guarantor’s right of proof limited	50
14.11	No set-off against assignees	50
14.12	Suspense account	50

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14.13	Right to prove	50

Part 3 General		51

15	Change of Borrowers and Guarantors	51

15.1	New Borrowers	51
15.2	Release of Borrowers	51
15.3	New Guarantors	52

16	Dealing with interests	52

16.1	Dealings by Obligors	52
16.2	Dealings by Creditors	52
16.3	Change in lending office	52
16.4	Securitisation permitted	52
16.5	No increased costs	53

17	Obligors’ Agent	53

17.1	Obligors’ Agent as agent of the Obligors	53
17.2	Acts of Obligors’ Agent	53

18	Notices	54

18.1	Form	54
18.2	Delivery	54
18.3	When effective	54
18.4	Receipt - postal	54
18.5	Receipt - fax	54
18.6	Receipt - general	55
18.7	Notices to or from facility agent	55
18.8	Waiver of notice period	55

19	General	55

19.1	Consents	55
19.2	Certificates	55
19.3	Set-off	55
19.4	Discretion in exercising rights	55
19.5	Partial exercising of rights	55
19.6	No liability for loss	55
19.7	Conflict of interest	56
19.8	Remedies cumulative	56
19.9	Indemnities	56
19.10	Rights and obligations are unaffected	56
19.11	Inconsistent law	56
19.12	Supervening legislation	56
19.13	Variation	56
19.14	Waiver	56
19.15	Confidentiality	56
19.16	Creditor’s compliance with law	57
19.17	No responsibility for other’s obligations	57
19.18	Further steps	57
19.19	Counterparts	57
19.20	Governing law	58
19.21	Serving documents	58
19.22	Process Agent	58

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Schedule 1 - Verification Certificate (clause 3.1)	59

Schedule 2 - Facility Nomination Letter (clause 2.1)	61

Schedule 3A - Form of New Borrower Deed Poll (clause 15.1)	63

Schedule 3B - Form of New Guarantor Deed Poll (clause 15.3)	64

Schedule 4 - Form of Release Request (clause 15.2)	65

Schedule 5 - Form of Deed of Release (clause 15.2)	66

Signing page	67

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James Hardie Group - Common Terms Deed Poll

Details

Interpretation – Definitions are in clause 1 (“Interpretation”).

Parties	JHIFL, JHBP, Parent, JHIGL and JHT, each as described below, including in their various capacities as Obligors’ Agent, Borrower and Guarantor.

JHIFL, the initial Obligors’ Agent and a Borrower	Name	James Hardie International Finance Limited
	Incorporated in	Ireland with Registration Number 471702
	Address	Europa House Second Floor Harcourt Centre Harcourt Street Dublin 2, Ireland
	Fax	+ 353 1 479 1128
	Attention	Treasurer

JHBP and a Borrower	Name	James Hardie Building Products, Inc.
	Incorporated in	Nevada
	Address	Suite 400 26300 La Alameda Mission Viejo CA 92691 United States of America
	Fax	+ 1 949 348 4534
	Attention	Company Secretary

Parent	Name	James Hardie Industries plc
	Incorporated in	Ireland with Registration Number 485719
	Address	Europa House Second Floor Harcourt Centre Harcourt Street Dublin 2, Ireland
	Fax	+ 353 1 479 1128
	Attention	Company Secretary

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JHIGL and a Guarantor	Name	James Hardie International Group Limited
	Incorporated in	Ireland with Registration Number 504374
	Address	Europa House Second Floor Harcourt Centre Harcourt Street Dublin 2, Ireland
	Fax	+ 353 1 479 1128
	Attention	Company Secretary

JHT and a Guarantor	Name	James Hardie Technology Limited
	Incorporated in	Bermuda
	Address	Europa House Second Floor Harcourt Centre Harcourt Street Dublin 2, Ireland
	Fax	+ 353 1 479 1128
	Attention	Company Secretary

In favour of:	Each Creditor as defined in this amended and restated deed.

Date of deed	See Signing page

Recitals

A      This amended and restated deed amends and restates the “James Hardie - Common Terms Deed Poll” dated 15 June 2005 as amended by the “CTDP Amendment Deed and New Borrower Deed Poll” dated 12 January 2006 and as further amended and restated on 20 February 2008, 6 October 2009 and 21 December 2009 (together, the “Previous Deeds”).

B      The amendment and restatement of the Previous Deeds does not affect the nomination of any Person as a Creditor nor the nomination of any document as a Facility Agreement or Transaction Document prior to the execution of this amended and restated deed.

C      The amendment and restatement of the Previous Deeds only applies to a Creditor which has agreed to the changes made to the Previous Deeds by this amended and restated deed.

D      The Parent was formerly known as James Hardie Industries NV, and then James Hardie Industries SE, having successively transformed from a Dutch naamloze vennootschap into a societas europaea, moved its corporate domicile from The Netherlands to Ireland, and converted to an Irish public limited company.

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James Hardie Group - Common Terms Deed Poll

General terms

1	Interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears:

A$, AUD or Australian Dollars means the lawful currency of Australia.

AFFA means the document entitled “Amended & Restated Final Funding Agreement in respect of the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases in Australia” dated 21 November 2006 between the Parent (then known as James Hardie Industries N.V.), James Hardie 117 Pty Limited (formerly known as LGTDD Pty Limited), the State of New South Wales and the Asbestos Injuries Compensation Fund Limited in its capacity as trustee of the Asbestos Injuries Compensation Fund.

Amended and Restated Trust Deed means the Asbestos Injuries Compensation Fund Amended and Restated Trust Deed dated 14 December 2006 between the Parent (then known as James Hardie Industries N.V.) and Asbestos Injuries Compensation Fund Limited.

Asbestos Injuries Compensation Fund has the meaning given to it in the Amended and Restated Trust Deed.

ASX means ASX Limited or the stock exchange operated by it.

ASX CNW Announcement means any release of information by the Parent through the ASX concerning any event or circumstance affecting the financial position of the Group in a manner which would affect the calculation of Consolidated Net Worth and which sets out specific details of the balance sheet impact of such event or circumstance.

ASX CNW Announcement Date means the date on which an ASX CNW Announcement is made.

Authorisation means:

(a)	any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and

(b)	any consent or authorisation regarded as given by a Government Agency due to the expiration of the period specified by a statute within which the Government Agency should have acted if it wished to proscribe or limit anything already lodged, registered or notified under that statute.

Authorised Officer means:

(a)

in the case of a Creditor, a director or secretary of the Creditor, or an officer of that party whose title contains the word “director”, “chief”, “head”, “president”, “vice-president”, “executive” or “manager”, or a

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person performing the functions of any of them, or any other person appointed by the Creditor as an Authorised Officer for the purposes of a Transaction Document; and

(b)	in the case of an Obligor:

(i)	any person who is a director, chief financial officer, treasurer or company secretary of that Obligor; and

(ii)

any other person appointed by the Obligor and notified to the Creditor as an Authorised Officer for the purposes of a Transaction Document, and whose specimen signature is provided with such notification to the Creditor.

Borrower means each of JHIFL, JHBP and any new borrower under clause 15.1 (“New Borrowers”) individually but not jointly. It excludes any person released pursuant to clause 15.2 (“Release of Borrowers”).

Break Costs means the actual costs and losses which a Creditor certifies (with reasonable details) that it has suffered or incurred by reason of:

(a)	the liquidation or re-employment of deposits or other funds acquired or contracted for by the Creditor to fund or maintain financial accommodation under a Facility; or

(b)	the termination or reversing of any agreement or arrangement entered into by the Creditor to hedge, fix or limit its effective cost of funding in relation to a Facility,

calculated in accordance with normal banking practices, but excluding any loss of margin.

Business Day means a weekday (not being a public holiday) on which:

(a)	in respect of a day on which the interest rate under a Facility Agreement is required to be determined and for the purposes of giving drawdown notices and selection notices under a Facility Agreement, banks are open for general banking business in London;

(b)	for the purposes of making or receiving any payments in US Dollars, banks are open for general banking business in Dublin, London, New York and Sydney;

(c)	for the purpose of making or receiving any payments in another currency, banks are open for general banking business in Dublin, Sydney and such place or places specified in a relevant Facility Agreement; and

(d)	for all other purposes, banks are open for general banking business in Dublin, Sydney and any other place specified in a relevant Facility Agreement.

Capital Lease means, at any time, a lease with respect to which the lessee is required concurrently to recognise the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Capital Lease Obligation means, with respect to any Group Member (other than an Excluded Entity) and a Capital Lease, the amount of the obligation of such Group Member as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Group Member.

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Change of Control means the Parent becoming a Subsidiary of another person.

Charitable Fund has the meaning given to it in the AFFA.

Compensation Provision means, at any time, the aggregate amount (without double counting) of provisions made by the Group at that time in accordance with GAAP for asbestos related liabilities (including, without limitation, obligations to fund or pay compensation pursuant to the AFFA).

Consolidated Funded Capitalisation means, at any time, the sum of Consolidated Net Worth and Consolidated Funded Debt at that time.

Consolidated Funded Debt means, as of any date of determination, the total of all Funded Debt of the Group outstanding on that date, after eliminating:

(a)	all Funded Debt (if any) of the Excluded Entities; and

(b)	all offsetting debits and credits between any Group Members (excluding the Excluded Entities) and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Group in accordance with GAAP.

Consolidated Net Worth means, at any date of determination, the sum of:

(a)	the par value (or value stated in the books of the Group) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Group; and

(b)	the amount of the paid-in capital and retained earnings of the Group,

plus the Compensation Provision on that date (and eliminating all other consequential balance sheet impacts relating to the Compensation Provision), in each case as such amounts would be shown on the consolidated balance sheet of the Group prepared:

(i)	as if the Excluded Entities were not Subsidiaries of the Parent (to the intent that the assets, liabilities and other balance sheet items of all Excluded Entities shall be excluded in calculating Consolidated Net Worth); and

(ii)	in accordance with GAAP,

in each case, on:

(A)	the most recent Reporting Date; or

(B)	where applicable, on the most recent ASX CNW Announcement Date, to the extent such amounts have been adjusted to reflect the content of any ASX CNW Announcement which post-dates such balance sheet.

Consolidated Permitted External Financial Indebtedness means, as of any date of determination, the total of all Permitted External Financial Indebtedness of the Group outstanding on that date, after eliminating all offsetting debits and credits between any Group Members (excluding the Excluded Entities) and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Group in accordance with GAAP.

Controller has the meaning it has in the Corporations Act or, in the case of an Obligor constituted in a jurisdiction other than Australia, an equivalent insolvency officeholder such as a liquidator, receiver, receiver and manager, administrative receiver, official manager, statutory manager, examiner or other person performing equivalent functions (howsoever called).

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Corporations Act means the Corporation Act 2001 of Australia.

Costs means costs, fees, disbursements, charges and expenses, including, without limitation where an Obligor is liable to pay or reimburse the Costs, those incurred in connection with advisers and, unless an Event of Default is subsisting, only for an amount and on a basis previously agreed to in writing by the Obligors’ Agent or the Parent.

Creditor means each party nominated as a “Creditor” under a Facility Nomination Letter which has been countersigned by that party (or in the case of a syndicated facility agreement, the facility agent on that party’s behalf) in accordance with clause 2.2 (“Becoming a Creditor”), subject to clause 2.4 (“Removal of benefit for a particular Creditor”). If there are more than one, “Creditor” means each of them individually but not jointly. It includes, in the case of any syndicated facility, the facility agent. It does not include any Group Member.

Deed of Release means a deed poll in the form of schedule 5 (“Form of Deed of Release”).

Default Rate means, in respect of a Transaction Document, the rate of interest specified in that document as payable on any amount not paid under the document on the due date for payment. If not otherwise specified in the relevant Transaction Document, for the purpose of this definition, the Interest Rate is calculated as if the overdue amount is a cash advance with interest periods of 30 days (or another period chosen from time to time by the relevant Creditor), with the first interest period starting on and including the due date.

Details means the section of this amended and restated deed headed “Details”.

Directive means:

(a)	a law; or

(b)	a treaty, official directive, regulation, request, guideline or policy (whether or not having the force of law) with which responsible financiers generally comply in carrying on their business.

Due Currency means, in respect of any payment to be made under a Transaction Document, the currency in which that payment is due.

EBIT means the operating profit of the Group, on a consolidated basis, before adjustments for:

(a)	significant, extraordinary, abnormal or exceptional items;

(b)	items recognised in connection with the Special Commission of Inquiry into Medical Research and Compensation Foundation and other related expenses; and

(c)	income tax,

but after:

(i)	adding back Net Interest Charges and all items referred to in paragraphs (a) to (e) of the definition of “Net Interest Charges” that were deducted in deriving the operating profit figure of the Group; and

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(ii)	eliminating all income, expense and other profit and loss statement impact of the Excluded Entities,

determined in each case by reference to the latest audited consolidated financial statements of the Group delivered under clause 9.6(b) (“Reporting undertakings”). It excludes any earnings from any Project Activities if these are derived from Project Vehicles or Project Property over which there exist Security Interests (unless such earnings have actually been received in cash by an Obligor).

1 Effective Date means the date specified by the Obligors’ Agent, by a notice given to each Creditor having the benefit of the Previous Deeds in the manner specified in clause 18 (“Notices”) of the Previous Deeds, as the date on which this amended and restated deed will take effect in accordance with clause 1.8 (“Effective Date”), provided that the Obligors’ Agent may not give that notice until after:

(a)	all such Creditors have confirmed receipt of:

(i)

a certificate in relation to each Obligor given by a director of the relevant Obligor substantially in the form of schedule 1 (“Verification Certificate”) with the attachments referred to in that certificate; and

(ii)	a certified copy of this amended and restated deed executed by all the Obligors;

(b)	all such Creditors have received a Facility Nomination Letter executed by the Obligors’ Agent and all such Creditors have accepted nomination under that Facility Nomination Letter by returning a signed copy to the Obligors’ Agent;

(c)	all such Creditors have confirmed receipt of legal opinions in respect of the relevant Obligors’ obligations under this amended and restated deed from:

(i)	Arthur Cox, Irish legal advisers to JHIFL, JHIGL and the Parent;

(ii)	McDonald Carano & Wilson, United States of America legal advisers to JHBP;

(iii)	Conyers Dill & Pearman Limited, special Bermuda legal advisers to JHT; and

(iv)	King & Wood Mallesons, Australian legal advisers to the Obligors; and

(d)	(know your customer) if any Creditor is required to comply with any KYC Checks and the information necessary is not already available to it, and to the extent not previously provided to that Creditor:

(i)	such documentation and other evidence as is reasonably requested by that Creditor to enable that Creditor to so comply; and

(ii)	that Creditor has confirmed such documentation and other evidence has been provided to it.

[1]	29 January 2013 has been specified by the Obligors’ Agent as the Effective Date.

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Environmental Laws means any and all applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

Event of Default means an Event of Default set out in clause 10.1 (“Events of Default”).

Exchange Act means the Securities Exchange Act 1934 of the United States of America.

Excluded Entity means the Fund (and Asbestos Injuries Compensation Fund Limited in its personal capacity) and each of the following entities:

(a)	Amaba Pty Limited (ACN 000 387 342);

(b)	Amaca Pty Limited (ACN 000 035 512);

(c)	ABN 60 Pty Limited (ACN 000 009 263); and

(d)	Marlew Mining Pty Limited (formerly known as Asbestos Mines Pty Limited) (ACN 000 049 650),

and any other entity agreed in writing by the Parent and each Creditor (or, in the case of a syndicated facility, the facility agent).

Excluded Tax means:

(a)	a Tax imposed by any jurisdiction on or assessed against a Creditor as a consequence of the Creditor being a resident of or organised in or doing business in that jurisdiction, but not any Tax:

(i)

that is calculated on or by reference to the gross amount of a payment derived under a Transaction Document or another document referred to in a Transaction Document (without the allowance of a deduction);

(ii)

that is imposed as a result of the Creditor being considered a resident or organised or doing business in that jurisdiction solely as a result of it being a party to a Transaction Document or a transaction contemplated by a Transaction Document;

(b)	in relation to any payment by an Obligor resident or incorporated in the United States of America (“US Obligor”), any Tax payable by reason of the Creditor not being in receipt of such payment through, or such payment not being attributable to, a branch or lending office in the United States of America or by reason of the payment not being considered effectively connected income of a trade or business conducted within the United States of America by such branch or lending office (including, without limitation, any withholding tax payable under the laws of the United States of America in respect of interest due from a US Obligor under a Facility Agreement);

(c)

a Tax which would not be required to be deducted by an Obligor if, before the Obligor makes a relevant payment, the relevant Creditor provided the Obligor with written confirmation as to any of its name, address, registration number, country of residence for tax purposes (including whether the relevant Creditor carries on a trade or business in the Obligor’s country of residence and/or incorporation through a branch

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or agency in connection with which the relevant Creditor receives the relevant payment) or similar details or any relevant tax exemption or similar details; or

(d)	in relation to any payment by an Irish Obligor, any Tax imposed by Ireland by reason of the Creditor to which the payment is made not being an Irish Qualifying Creditor.

Facility means any facility for the provision of financial accommodation under a Facility Agreement.

Facility Agreement means each agreement to which a Creditor (together with any other persons) and a Borrower are party, which is nominated as a “Facility Agreement” in a Facility Nomination Letter.

Facility Nomination Letter means a letter substantially in the form set out in schedule 2 (“Facility Nomination Letter”) to a Previous Deed or in the form set out in schedule 2 (“Facility Nomination Letter”), in either case in favour of a Creditor providing a Facility.

Financial Indebtedness means, with respect to any Group Member, without double counting:

(a)	its liabilities for borrowed money (including all liabilities in respect of letters of credit (excluding letters of credit and performance guarantees posted in respect of payment of accounts payable arising in the ordinary course of business) or instruments serving a similar function issued or accepted for its account by banks and other financial institutions);

(b)	its liabilities for the deferred purchase price (for more than 90 days) of property acquired by such Group Member (excluding accounts payable arising in the ordinary course of business);

(c)	its Capital Lease Obligations;

(d)	all Preferred Stock of Subsidiaries (excluding the Excluded Entities) of such Group Member which is not owned by such Group Member or a Wholly Owned Subsidiary of such Group Member; and

(e)	any Guarantee of such Group Member with respect to liabilities of a type described in any of paragraphs (a) to (d) of this definition.

Financial Year means each year ending on 31 March.

Free Cash Flow has the meaning given to that term in the AFFA.

Fund means Asbestos Injuries Compensation Fund Limited as trustee for the Asbestos Injuries Compensation Fund.

Funded Debt means, at any time, with respect to any Group Member (other than an Excluded Entity), all drawn and outstanding Financial Indebtedness (other than Non-Recourse Debt) of such Group Member owing to any person outside the Group (other than an Excluded Entity) at that time.

GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity:

(a)	having jurisdiction over, or in relation to the affairs of, a Group Member and, for the avoidance of doubt, includes, without limitation, the Australian Taxation Office, the US Internal Revenue Service and the Irish Revenue Commissioners, in each case to the extent applicable; or

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(b)	in the jurisdiction in which a Creditor is incorporated or in which a Facility Office of the Creditor is located and having jurisdiction over, or in relation to the affairs of, the Creditor, as the case may be.

Group means the Parent and its Subsidiaries and Group Member means any one of them.

Guarantee means any guarantee, suretyship, letter of credit, or any other obligation (whatever called and of whatever nature):

(a)	to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

(b)	to indemnify any person against the consequences of default in the payment of; or

(c)	to be responsible for,

any debt or monetary liability of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person.

Guarantee and Indemnity means the guarantee and indemnity in clause 14 (“Guarantee and indemnity”).

Guarantee Trust Deed means the deed entitled “Guarantee Trust Deed” dated 19 December 2006 between the Parent (then known as James Hardie Industries N.V.) and AET Structured Finance Services Pty Limited.

Guarantor means each of JHIGL and JHT and any new guarantor under clause 15.3 (“New Guarantors”) jointly and severally. For the avoidance of doubt, neither Borrower nor the Parent is a Guarantor.

Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

A person is Insolvent if it:

(a)	admits in writing its inability to pay its debts as they become due (otherwise than as contemplated in clause 16.6 (“NSW Government’s right and power to enforce”) of the AFFA);

(b)	was established under Irish law and files a petition with any court in Ireland in relation to its liquidation, the bringing forward of a scheme of arrangement or the appointment of an examiner;

(c)

files, or consents by answer or otherwise to the filing against it of, a petition for relief or insolvent reorganisation or insolvent arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, insolvent reorganisation, insolvent moratorium or other similar law of any jurisdiction (including, without limitation, a filing by the person under Chapter 7 or Chapter 11 of the US Bankruptcy Code), provided that where the filing is a filing under Chapter 11

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of that Code, the person is at the time of filing unable to pay its debts generally as and when they become due and also provided that, in such filing under Chapter 11 of that Code a person is Insolvent no later than the earliest date as of which creditors may vote on any matter or accept or reject a plan of reorganisation;

(d)	makes an assignment for the benefit of its creditors generally;

(e)	consents to the appointment of a custodian (not being a nominee for the person), receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to a substantial part of its property;

(f)	consents to the appointment of an insolvency administrator or such an insolvency administrator is appointed and that appointment is not terminated within 28 days;

(g)	is adjudicated as insolvent or to be liquidated, in each case, by a court of competent jurisdiction;

(h)	is subject to Winding Up,

and Insolvency has a corresponding meaning.

Intercreditor Deed means the deed so entitled dated 19 December 2006 between the State of New South Wales, the Parent (then known as James Hardie Industries N.V.), Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund and AET Structured Finance Services Pty Limited as amended by the letter dated 19 December 2006 between the same parties.

IP Assets means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered;

(b)	any interest in any of them; and

(c)	the benefit of all applications and rights to use any such assets (which may now or in the future subsist).

Irish Obligor means an Obligor resident or incorporated in Ireland.

Irish Qualifying Creditor means in respect of an Irish Obligor, a Creditor which at the time the payment is made, is beneficially entitled to the interest payable to that Creditor in respect of an advance under a Facility and is:

(a)	an entity which is, pursuant to Section 9 of the Central Bank Act, 1971 of Ireland, licensed to carry on banking business in Ireland and whose Facility office is located in Ireland and which is recognised by the Revenue Commissioners of Ireland as carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Taxes Consolidation Act 1997 of Ireland (“TCA”) in circumstances where the payments are made from Ireland and which is regarded by the Revenue Commissioners of Ireland as having made the advance for the purposes of Section 246(3)(a) TCA;

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(b)	an authorised credit institution under the terms of the European Union Consolidation Directive (Directive 2000/12/EC) that has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and which is recognised by the Revenue Commissioners of Ireland as carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA and has its Facility office located in Ireland in circumstances where the payments are made from Ireland and which is regarded by the Revenue Commissioners of Ireland as having made the advance for the purposes of Section 246(3)(a) TCA;

(c)	a company (within the meaning of Section 246(1) TCA) which is resident in a country with which Ireland has a double taxation treaty or resident in a member state of the European Communities (other than Ireland) where residence is determined under the tax laws of the relevant country or Member State (together a “Relevant Territory”), provided that such company does not provide its commitment through or in connection with a branch or agency in Ireland, and where the company has provided written confirmation of the foregoing to the Irish Obligor before the Irish Obligor makes a relevant payment;

(d)	a US company, where such company has provided written confirmation to the Irish Obligor that it is incorporated in the US and subject to tax in the US on its worldwide income provided that such company does not provide its commitment through or in connection with a branch or agency in Ireland; or

(e)	a Creditor which is entitled under a double taxation agreement between the jurisdiction in which such Creditor is resident for Tax purposes and Ireland, subject to the completion of any necessary procedural formalities, to receive all payments from the Irish Obligor without a tax deduction, where such Creditor has applied for and the relevant Irish Obligor has obtained authorisation from the Revenue Commissioners of Ireland to make payments without deduction of Irish tax, and where such authorisation remains in force and effect.

JH Insurance means James Hardie Insurance Ltd, a company incorporated in Guernsey.

JHT Undertaking means the deed poll dated on or about 25 September 2009 given by JHT in favour of the Creditors.

KYC Checks means, for a Creditor, the Creditor’s ‘know your customer’ or similar identification and verification checks and procedures required for the Creditor to comply with the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 of Australia and the Anti-Money Laundering and Counter-Terrorism Financing Act Rules and any other analogous law or regulation in Australia or of another country, to manage anti-money laundering, counter-terrorism financing or economic and trade sanctions risk.

Majority Creditor means:

(a)	in relation to a syndicated or capital markets facility, the Creditors who form a “majority” (howsoever described) as defined under that facility or all such Creditors, to the extent so required under that facility; and

(b)	in relation to a bilateral facility, the Creditor under that facility.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of any Borrower to perform its obligations to pay Outstanding Moneys when the same are due or within any applicable grace period;

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(b)	the ability of any Guarantor to perform its obligations to pay any amounts under the Guarantee and Indemnity if a Borrower does not pay the Guaranteed Money on time and in accordance with a Transaction Document; or

(c)	the validity or enforceability of the Transaction Documents.

Material Subsidiary means any Subsidiary of the Parent (other than an Excluded Entity) whose total assets at the time of determination (consolidated in the case of a Subsidiary which itself has one or more Subsidiaries) represent not less than 15% of Consolidated Net Worth at that time.

Net Interest Charges for a period means all interest and amounts in the nature of interest or of similar effect to interest, paid or payable by the Group (excluding the Excluded Entities), on a consolidated basis, less interest income received by or arising to the Group (excluding the Excluded Entities), on a consolidated basis, in the same period for which such Net Interest Charges are being determined, in each case by reference to the financial statements referred to in clause 9.6 (“Reporting undertakings”). It excludes:

(a)	any swap break or reset costs incurred and paid as part of any termination of any hedging or facility;

(b)	any break costs, early redemption premium, make-whole payments, liquidated damages or other penalties (howsoever described) incurred and paid in connection with the prepayment of any facility;

(c)	capitalising interest under any agreement for the provision of Financial Indebtedness to a Group Member which is in the nature of:

(i)	a construction facility to fund capital expenditure to be undertaken by a Group Member (but only while that capitalising interest is not payable under the terms of that agreement); or

(ii)	a capital-indexed or zero coupon debt instrument which contractually allows the capitalisation of interest;

(d)	establishment, arrangement, underwriting and other fees payable once only on the initial provision of financial accommodation; and

(e)	all interest and amounts in the nature of interest, and any other amounts of the kind referred to in paragraphs (a) to (d) above, relating to:

(i)	Subordinated Debt;

(ii)	hybrid capital;

(iii)	Non-Recourse Debt; or

(iv)	a loan under which financial accommodation is provided from one Group Member (not being an Excluded Entity) to another Group Member (not being an Excluded Entity).

New Borrower means a person who executes a New Borrower Deed Poll in accordance with clause 15.1 (“New Borrowers”).

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New Borrower Deed Poll means each deed poll entered into by a New Borrower substantially in the form set out in schedule 3A (“Form of New Borrower Deed Poll”).

New Guarantor means a person who executes a New Guarantor Deed Poll in accordance with clause 15.3 (“New Guarantors”).

New Guarantor Deed Poll means each deed poll entered into by a New Guarantor substantially in the form set out in schedule 3B (“Form of New Guarantor Deed Poll”).

Non-Australian Obligor means an Obligor which is not resident or incorporated in Australia.

Non-Recourse Debt means any Project Debt if, and for so long as:

(a)	the person to whom the Project Debt is owed does not have recourse (whether by way of execution, set-off or otherwise) to a Group Member or its assets for the payment or repayment of the Project Debt other than to assets which the Security Interest (“Project Securities”) securing that Project Debt are permitted to extend to under paragraph (h) of the definition of Permitted Security Interest (that person, and any agent or trustee on that person’s behalf, being a “Non-Recourse Financier”);

(b)	the Non-Recourse Financier may not seek to wind up or place into administration, or pursue or make a claim in the winding up or administration of, any other Group Member to recover or to be repaid that Project Debt;

(c)	the Non-Recourse Financier cannot obtain specific performance or a similar remedy with respect to any obligation of another Group Member to pay or repay that Project Debt; and

(d)	the Non-Recourse Financier and any receiver, receiver and manager, agent or attorney appointed under the Project Securities, may not incur a liability on behalf of, or for the account of, a Group Member which liability itself is not subject to the above paragraphs as if references to Project Debt in those paragraphs included that liability.

For the avoidance of doubt, if Project Debt is incurred or owed by a Group Member which is not a Project Vehicle, then the tests in paragraphs (b) and (c) above must also be satisfied in respect of that Group Member in order for the Project Debt to qualify as Non-Recourse Debt.

Obligor means:

(a)	a Borrower;

(b)	the Parent; or

(c)	a Guarantor.

Obligors’ Agent means JHIFL or another Borrower:

(a)	appointed by all the Borrowers, the Parent and all the Guarantors as Obligors’ Agent;

(b)	which has accepted such appointment; and

(c)	whose appointment has been notified to all Creditors.

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Obligor Financial Reports means:

(a)	in the case of JHBP, the non-public financial or equivalent reports prepared in respect of JHBP (or separate reports prepared for each division of JHBP) for the purpose of preparing consolidated financial statements of the Group, the form and content of which is at the discretion of JHBP;

(b)	in the case of JHIFL, the non-public financial or equivalent reports prepared in respect of JHIFL for the purpose of preparing consolidated financial statements of the Group, the form and content of which is at the discretion of JHIFL;

(c)	in the case of JHIGL, the non-public financial or equivalent reports prepared in respect of JHIGL for the purpose of preparing consolidated financial statements of the Group, the form and content of which is at the discretion of JHIGL; and

(d)	in the case of JHT, the non-public financial or equivalent reports prepared in respect of JHT for the purpose of preparing consolidated financial statements of the Group, the form and content of which is at the discretion of JHT.

For the avoidance of doubt, no Obligor Financial Reports are required in relation to the Parent, but without prejudice to the provisions of clauses 9.6(a), 9.6(b) and 9.6(d) (“Reporting undertakings”) in relation to the financial statements and reports of the Parent and the Group.

Outstanding Moneys means all debts and monetary liabilities of each Obligor to a Creditor under or in relation to any Transaction Document and in any capacity, irrespective of whether the debts or liabilities:

(a)	are present or future;

(b)	are actual, prospective, contingent or otherwise;

(c)	are at any time ascertained or unascertained;

(d)	are owed or incurred by, or on account of, that Obligor alone or severally or jointly with any other person;

(e)	are owed to or incurred for the account of that Creditor alone or severally or jointly with any other person;

(f)	are owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account; or

(g)	comprise any combination of the above.

Permitted Disposal means in the case of any Group Member:

(a)	a disposal in the ordinary course of business;

(b)	a disposal of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)	a disposal of obsolete assets or assets no longer required for the purpose of the relevant Group Member’s business or operations;

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(d)	the payment of cash for any asset acquired in the ordinary course of business;

(e)	the investment of funds which are not immediately required in the relevant Group Member’s business in accordance with the Group’s established money market treasury policies or the realisation of such investments;

(f)	the sale of assets for cash which is applied in or towards the purchase of assets comparable or superior as to type, value and quality within 6 months or used to reduce the Financial Indebtedness of any Obligor;

(g)	the application of the proceeds of an issue of securities (whether debt or equity) for the purpose stated in the prospectus or other offering document relating to that issue;

(h)	a disposal comprised in or which occurs as part of any forward sale, stock loan or repurchase transaction;

(i)	a disposal constituted by, or arising as a result of, any Permitted Security Interest or any Permitted External Financial Indebtedness;

(j)	a disposal by a Group Member to another Group Member;

(k)	all other disposals where the aggregate net proceeds of such other disposals in any 12 month period does not exceed 10% of total assets as shown in the balance sheet on the most recent Reporting Date; and

(l)	a disposal not falling within paragraphs (a) to (k) above which has the prior written consent of each Majority Creditor (or in the case of a syndicated facility, an agent or trustee acting on the instructions of the relevant Majority Creditor).

Permitted External Financial Indebtedness means Financial Indebtedness of a Group Member (other than an Obligor or an Excluded Entity) owing to any person outside the Group under or in connection with:

(a)	a working capital facility;

(b)	a transactional banking facility;

(c)	a Capital Lease;

(d)	Non-Recourse Debt;

(e)	a “soft loan” or other form of financial accommodation given to a Group Member by a Government Agency in connection with capital works or expansion plans undertaken by that Group Member or any other Group Member; or

(f)	any financial accommodation which, in the opinion of the Parent, it is preferable for the relevant Group Member to raise from external sources (rather than by an intra-Group borrowing) for reasons based on economic advantage, administrative convenience and/or legal, structural, political and/or tax considerations.

Permitted Security Interest means:

(a)	a Security Interest created by operation of law or otherwise to secure taxes, assessments or other governmental charges which are not more than 90 days overdue or are being contested in good faith;

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(b)	a Security Interest which a Group Member is required to create by any applicable law or is required or considers it necessary or expedient to create in order to obtain, maintain or renew any Authorisation;

(c)	a Security Interest created by operation of law or otherwise in favour of a landlord, carrier, warehouseman, mechanic, materialman or other supplier (including rights by way of reservation or retention of title to property) or other similar Security Interest, in each case, incurred in the ordinary course of business for sums which are not more than 90 days overdue or are being contested in good faith;

(d)	a Security Interest incurred, or deposits made, in the ordinary course of business:

(i)	in connection with workers’ compensation, unemployment insurance and other types of social security, employment or retirement benefits; or

(ii)

to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made:

(A)	in connection with the borrowing of money, the obtaining of advances or credit or payment of the deferred purchase price of property; nor

(B)	to secure obligations due under the AFFA or any Related Agreement (as defined in the AFFA);

(e)	a Security Interest in respect of a judgment debt of a Group Member, provided that the judgment is discharged or execution of it is stayed (permanently or pending appeal) within 90 days of entry thereof or adequate reserves have been provided for it;

(f)	leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Group;

(g)	a Security Interest on property or assets of a Group Member (not being an Excluded Entity) securing Financial Indebtedness owing to another Group Member (not being an Excluded Entity);

(h)	a Security Interest existing or created under or in respect of Non-Recourse Debt facilities where the party holding any such Security Interest has security over Project Property or Project Vehicles only but no right of recourse to an Obligor or any Obligor’s other assets;

(i)	a Security Interest created on any asset or group of associated assets acquired by a Group Member or developed by a Group Member after 15 June 2005:

(i)	for the sole purpose of financing or refinancing that acquisition or development; and

(ii)	securing principal moneys not exceeding one hundred per cent (100%) of the cost of that acquisition or development;

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(j)	a Security Interest existing at the time of acquisition on any asset acquired by a Group Member after 15 June 2005 and not created in contemplation of the acquisition, provided that there is no increase in the amount of the principal moneys secured by that Security Interest;

(k)	a Security Interest existing on property of a person immediately prior to its being consolidated with or merged into a Group Member or its becoming a Group Member (by becoming a Subsidiary of the Parent), provided that the Security Interest was not created in contemplation of the consolidation, merger or acquisition and there is no increase in the amount of the principal moneys secured by that Security Interest;

(l)	any Security Interest existing at 15 June 2005 provided there is no increase in the amount of the principal moneys secured by that Security Interest;

(m)	a Security Interest replacing, renewing, extending or refunding any Security Interest permitted by paragraph (i), (j), (k), (l) or (m), provided that:

(i)	the principal moneys secured by such Security Interest immediately prior to such replacement, renewal, extension or refunding is not increased or the maturity thereof reduced; and

(ii)	the Security Interest is not extended to any other property;

(n)	a Security Interest created with the prior written consent of each Majority Creditor (or in the case of a syndicated facility, an agent or trustee acting on the instructions of the relevant Majority Creditor); or

(o)	a Security Interest created by a Group Member over its interest in a joint venture to secure:

(i)	its obligations under the joint venture to any other party to the joint venture; or

(ii)

its obligations, or the obligations of the joint venture, or the obligations of any entity formed for the purpose of the joint venture, under any agreement (including an agreement relating to financial accommodation) entered into for the purposes of the joint venture, provided the aggregate amount of Financial Indebtedness of the Group (excluding intra-Group transactions and Financial Indebtedness of the Excluded Entities) secured by all such Permitted Security Interests granted in favour of persons outside the Group may not exceed 10% of the total assets of the Group (excluding the Excluded Entities) at any time.

Potential Event of Default means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

PPSA means the Personal Property Securities Act 2009 of Australia.

Preferred Stock means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to payment of dividends or the payment of any amount upon liquidation or dissolution of the corporation.

Previous Deeds has the meaning given to it in the Recitals to this amended and restated deed.

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Project Activity means the acquisition, development, construction, extension, expansion or improvement of any asset.

Project Debt means with respect to a project or development:

(a)	Financial Indebtedness in relation to the acquisition and/or cost of Project Activities;

(b)	Financial Indebtedness incurred before or at the time of carrying out Project Activities solely for the purpose of financing or refinancing the acquisition and/or cost of the Project Activities;

(c)	any Financial Indebtedness incurred solely to refinance any Financial Indebtedness referred to above or incurred under any successive refinancing;

(d)	any liabilities under hedging transactions entered into in connection with any Financial Indebtedness referred to above or any Project Activity;

(e)	interest or amounts in the nature of interest, charges, fees, costs of any nature (including break costs or costs arising from changes in law), duties, expenses, currency indemnities, withholding taxes, indirect taxes and other similar indebtedness (however described) which, in any case, is or are incurred or payable in connection with any of the above; or

(f)	any guarantee or indemnity securing payment or repayment of any of the above amounts (but not any other Financial Indebtedness),

but does not include any Financial Indebtedness which is used to refinance any assets owned by an Obligor as at 15 June 2005.

Project Property means a Group Member’s assets used or predominantly used in, or generated by, any Project Activities for a project or development including:

(a)	assets forming part of or connected with or derived from that project or development; and

(b)	proceeds derived from other Project Property relating to that project or development.

Project Vehicle means an entity, which is established for the purposes of, and confines its business operations solely to, owning or producing Project Property, carrying out Project Activities and incurring Project Debt.

Related Entity has the meaning given in the Corporations Act.

Release Request means a letter in the form of schedule 4 (“Form of Release Request”).

Relevant Entity means an Obligor or a Material Subsidiary.

Reporting Date means each 31 March, 30 June, 30 September and 31 December in any year.

Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset. This definition:

(a)	includes any retention of title agreements arising other than in the ordinary course of business; and

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(b)	excludes:

(i)	any right of set-off, right to combine accounts, or other similar right or arrangement arising in the ordinary course of business or by operation of law; and

(ii)

in respect of any assets located, or taken by legislation to be located, in Australia, any security that is created or provided for by (each as defined in the PPSA) a PPS lease, a commercial consignment or a transfer of an account or chattel paper.

Subordinated Debt means any Financial Indebtedness of any Group Member (other than an Excluded Entity) which is subordinated to the Facilities on terms which each Creditor (or under a syndicated facility, an agent or trustee acting on the instructions of the Majority Creditor) has confirmed are acceptable to it (such confirmation not to be unreasonably withheld or delayed).

Subsidiary in relation to a corporation means a subsidiary of the corporation for the purposes of the Corporations Act.

Tax means any present or future tax (including Indirect Taxes), levy, impost, duty, charge, fee, deduction, compulsory loan or withholding or any income, stamp or transaction duty, tax or charge, in the nature of tax whatsoever called (except if imposed on, or calculated having regard to, the net income of a Creditor) and whether imposed, levied, collected, withheld or assessed by any Government Agency and includes, but is not limited to, any penalty, fine, charge, fee, interest or other amount payable in connection with failure to pay or delay in paying the same.

Termination Date in respect of a Facility Agreement, means the termination date, maturity date, final repayment date, final redemption date or other final payment date (howsoever described) of a Facility as defined in the relevant Facility Agreement.

Transaction Document means each of:

(a)	this amended and restated deed;

(b)	each Facility Agreement;

(c)	each Facility Nomination Letter;

(d)	each New Borrower Deed Poll;

(e)	each New Guarantor Deed Poll;

(f)	each Deed of Release;

(g)	any other document agreed to be a Transaction Document by the Obligors’ Agent or the Parent and a Creditor; and

(h)	any document given under or entered into connection with any of the above documents or entered into for the purpose of amending or novating any of the above.

US$, USD or US Dollars means the lawful currency of the United States of America.

Wholly Owned Subsidiary has the meaning given in section 9 of the Corporations Act.

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Winding Up means, in respect of a person, the occurrence of any one or more of the following events in relation to that person:

(a)	a final court order is entered that it be wound up or declared bankrupt;

(b)	a liquidator (excluding a provisional liquidator) is appointed to it and the appointment is not subsequently terminated;

(c)	a court declaration of bankruptcy is made in relation to it and is not subsequently withdrawn, struck out or dismissed, vacated or reversed;

(d)	the liquidation of that person;

(e)

a final order for relief occurs or is deemed to occur in relation to it under Chapter 7 or Chapter 11 of the US Bankruptcy Code which, when implemented, will result in the Liquidation of that person; and

(f)	any comparable action occurs under the law of any competent jurisdiction which has a substantially similar effect to any of the above paragraphs (a) to (e) of this definition,

and an order shall be deemed to be final when timely-commenced proceedings for review of such an order have been concluded without such order being subsequently dismissed, withdrawn, struck out, vacated or reversed, and the time for commencing any further proceeding for review of such order has expired.

1.2	References to certain general terms

Unless the contrary intention appears, a reference in a Transaction Document to:

(a)	a group of persons is to each of them individually only, although a reference to the “Guarantors” is a reference to any two or more of them jointly and to each of them individually;

(b)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(c)	an agreement, representation or warranty by two or more persons binds each of them individually only, although in the case of the Guarantors, binds them jointly and each of them individually;

(d)	anything (including an amount) is a reference to the whole and each part of it (but nothing in this clause 1.2(d) implies that performance of part of an obligation constitutes performance of the obligation);

(e)	a document (including this amended and restated deed) includes any variation, supplement to, novation or replacement of it;

(f)	law includes (without limitation) common law, principles of equity, and laws made by any legislative body of any jurisdiction (and references to any statute, regulation or by-law include any consolidation, modification, re-enactment or replacement of or any provision substituted for, and all statutory and subordinate instruments issued under such statute, regulation or by-law or such provision);

(g)	an accounting term is a reference to that term as it is used in GAAP;

(h)	the word “person” includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated association and any Government Agency;

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(i)	a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(j)	the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(k)	other parts of speech and grammatical forms of a word or phrase defined in this amended and restated deed have a corresponding meaning;

(l)	an agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(m)	a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(n)	a reference to a body, other than a party to, or a beneficiary of, a Transaction Document (including an institute, association or authority) whether statutory or not:

(i)	that ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body that replaces it or any body that substantially succeeds to its powers or functions; and

(o)	“continuing” or “subsisting”, in relation to an Event of Default or Potential Event of Default, means an Event of Default or Potential Event of Default (as the case may be) that has not been waived in writing or remedied.

1.3	Numbers

In a Transaction Document, the singular includes the plural and vice versa.

1.4	Headings

In a Transaction Document, headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of the Transaction Document.

1.5	Conflict

Even if any other Transaction Document is not expressly made subject to this amended and restated deed and despite the time and date of its execution, where a conflict arises between the provisions of this amended and restated deed and any other Transaction Document, the provisions of this amended and restated deed shall prevail unless the relevant provision in the other Transaction Document includes words substantially to the effect of “Despite the terms of the Common Terms Deed Poll”.

1.6	Shareholder ratification

Each Obligor which is a shareholder of another company (a “Relevant Company”) which is, or is to become, an Obligor, ratifies and approves in its capacity as a shareholder of that Relevant Company, the execution and performance by each such Relevant Company of each Transaction Document to which it is a party.

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1.7	Borrowers severally liable only

Notwithstanding any other provision of this or any other Transaction Document, no Borrower is liable under the Transaction Documents for any obligation of another Borrower (including, without limitation, any obligation to indemnify a Creditor).

1.8	Effective Date

The terms of this amended and restated deed will take effect (and prevail over the terms of the Previous Deeds) as between the Obligors and a Creditor on and from the Effective Date. 2 Until that time the Previous Deeds remain in full force and effect and will apply as between the Obligors and that Creditor.

1.9	Guarantee Trust Deed and Intercreditor Deed

In accepting nomination under a Facility Nomination Letter, each Creditor acknowledges that on and from the Effective Date:

(a)	neither the Guarantee Trust Deed nor the Intercreditor Deed apply to any Facility; and

(b)	neither any Creditor nor any Facility Agreement continues to be, or will be, nominated under:

(i)	a “Beneficiary Nomination Letter” (as that term is defined in the Guarantee Trust Deed); or

(ii)	a “Financier Nomination Letter” (as that term is defined in the Intercreditor Deed).

1.10	JHT Undertaking

In accepting nomination under a Facility Nomination Letter, each Creditor acknowledges that on and from the Effective Date the JHT Undertaking is withdrawn and no longer applies for the benefit of that Creditor.

[2]	29 January 2013 has been specified by the Obligors’ Agent as the Effective Date.

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Part 1 Creditors and Facilities

2	Creditors and Facilities

2.1	Deed for benefit of Creditors

This amended and restated deed is for the benefit of, and is enforceable by, each Creditor from time to time even though it is not a party to, or is not in existence at the time of execution and delivery of this amended and restated deed, in relation to the Facility under which that Creditor is entitled and each Transaction Document under which that Creditor has benefits or obligations.

2.2	Becoming a Creditor

The benefit and obligations of this amended and restated deed may be extended to any other person (and such person shall become a Creditor) in relation to any other document (and such document shall become a Facility Agreement), by the Obligors’ Agent signing and delivering to that Creditor (or, in the case of a syndicated facility, the facility agent) a Facility Nomination Letter and the Creditor (or in the case of a syndicated facility, the facility agent) countersigning such Facility Nomination Letter.

2.3	Authorisation by each other Obligor

Each Obligor irrevocably authorises the Obligors’ Agent to sign and deliver any Facility Nomination Letter and acknowledges and confirms that the provisions of this amended and restated deed which are for the benefit of the Creditors will extend to the Facility Agreement so nominated in that Facility Nomination Letter.

2.4	Removal of benefit for a particular Creditor

Subject to reinstatement of a Creditor’s rights under this deed pursuant to clause 14.4 (“Reinstatement of rights”), this amended and restated deed ceases to be for the benefit of, and enforceable by, a Creditor if at any time:

(a)	all Outstanding Moneys owing to that Creditor have been fully and finally paid;

(b)	that Creditor is not committed to providing further financial accommodation to a Borrower pursuant to any Facility; and

(c)	this is confirmed in writing by the Creditor. If requested by an Obligor, a Creditor will promptly confirm in writing that this amended and restated deed has ceased to be for the benefit of, and enforceable by, that Creditor.

A facility agent under a syndicated facility shall cease to be a Creditor if it ceases to be the agent under the relevant syndicated facility or each Creditor under that Facility has ceased to be a Creditor.

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Part 2 Standard terms - all Facilities

3	Conditions precedent

3.1	Conditions to first drawdown

A Creditor’s obligation to make available the first drawdown under a Facility Agreement entered into on or after the Effective Date is subject to the following conditions precedent:

(a)	the Creditor (or, in the case of a syndicated facility, the facility agent) has received each of the following items in form and substance satisfactory to the Creditor or the facility agent (as the case may be):

(i)	(verification certificate) to the extent not previously provided to the Creditor in relation to this amended and restated deed, a certificate in relation to each Obligor given by a director of the relevant Obligor substantially in the form of schedule 1 (“Verification Certificate”) with the attachments referred to therein;

(ii)	(legal opinions) to the extent not previously provided to the Creditor in relation to this amended and restated deed, closing legal opinions in respect of this amended and restated deed and the Facility Agreement from:

(A)	Arthur Cox, Irish legal advisers to JHIFL, JHIGL and the Parent;

(B)	McDonald Carano & Wilson, United States of America legal advisers to JHBP;

(C)	Conyers Dill & Pearman Limited, special Bermuda legal advisers to JHT;

(D)	King & Wood Mallesons, Australian legal advisers to the Obligors; and

(E)	if a new Borrower is party to a Facility Agreement, legal advisers to the new Borrower of recognised standing and acceptable to the Creditor;

(iii)	(executed documents):

(A)	to the extent not previously provided to the Creditor in relation to this amended and restated deed, a certified copy of this amended and restated deed;

(B)	original counterparts of the Facility Agreement; and

(C)	original counterparts of a Facility Nomination Letter;

executed by all relevant Obligors or the Obligors’ Agent, as the case may be; and

(iv)	(fees) evidence of instructions issued by the Obligors’ Agent to pay all fees and expenses which are due under the Facility Agreement on or before the first drawdown;

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(b)	(KYC) if, in relation to the relevant Facility, a Creditor is required to comply with any KYC Checks and the information necessary is not already available to it and to the extent not previously provided to the Creditor under this amended and restated deed or under any other agreement, such documentation and other evidence as is reasonably requested to enable the Creditor to so comply, each in form and substance satisfactory to the Creditor (acting reasonably);

(c)	(representations true) the representations and warranties by each Obligor in clause 8.1 (“Representations and warranties”) are true as at the date of the first drawdown notice and on the date of the first drawdown; and

(d)	(no default) no Event of Default or Potential Event of Default subsists at the date of the first drawdown notice or on the date of the first drawdown or will result from the provision of the requested financial accommodation.

3.2	Conditions to subsequent drawdowns

The Creditor need not provide any financial accommodation subsequent to the first drawdown under a Facility Agreement unless:

(a)	(representations true) the representations and warranties by each Obligor in clause 8.1 (“Representations and warranties”) are true as at the date of the drawdown notice and on the drawdown date, as though they had been made at that date in respect of the facts and circumstances then subsisting; and

(b)	(no default) no Event of Default or Potential Event of Default subsists at the date of the drawdown notice or on the drawdown date or will result from the provision of the requested financial accommodation.

4	Payments

4.1	Manner of payment

Each Obligor agrees to make payments (including by way of reimbursement) under each Transaction Document:

(a)	on the due date (or, if that is not a Business Day, on the next Business Day unless that day falls in the following month or after the Termination Date for the relevant Facility, in which case, on the previous Business Day);

(b)	at the time which is customary at the time for settlement of transactions in the relevant currency in the place for payment (if any) specified in the relevant Facility Agreement;

(c)	in the Due Currency in immediately available funds;

(d)	in full without set-off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law and then in accordance with relevant provisions of the Transaction Documents dealing with withholding taxes; and

(e)	to the applicable Creditor (or, in the case of a Creditor under a syndicated facility, the facility agent on its behalf) by making payment to the account nominated by the Creditor or by payment as the Creditor otherwise directs.

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If a Creditor directs an Obligor to pay a particular party or in a particular manner, the Obligor is taken to have satisfied its obligation to the Creditor by paying in accordance with the direction.

An Obligor satisfies a payment obligation only when the Creditor (or, in the case of a Creditor under a syndicated facility, the facility agent on its behalf) or the person to whom it has directed payment actually receives the amount.

4.2	Currency of payment

Each Obligor waives any right it has in any jurisdiction to pay an amount other than in Due Currency. However, if a Creditor receives an amount in a currency other than the Due Currency:

(a)	it may convert the amount received into the Due Currency (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual Costs in connection with the conversion; and

(b)	the Obligor satisfies its obligation to pay in the Due Currency only to the extent of the amount of the Due Currency obtained from the conversion after deducting the Costs of the conversion. Any surplus amount will be paid promptly by that Creditor to the relevant Obligor.

5	Withholding tax

5.1	Payments by Obligor

If a law requires an Obligor to deduct or withhold an amount in respect of Taxes (other than Indirect Taxes) in respect of a payment under any Transaction Document such that a Creditor (“Indemnified Party”) would not actually receive on the due date the full amount provided for under the Transaction Document, then:

(a)	the Obligor agrees to deduct the amount for such Taxes and any further deduction applicable to any further payment due under paragraph (c) below;

(b)	the Obligor agrees to pay an amount equal to the amount deducted or withheld to the relevant authority in accordance with applicable law; and

(c)	unless the Tax is an Excluded Tax, the amount payable is increased so that, after making the deduction or withholding and further deductions or withholdings applicable to additional amounts payable under this clause 5.1(c), the Indemnified Party is entitled to receive (at the time the payment is due) the amount it would have received if no deductions or withholdings had been required.

5.2	Payments by a facility agent to Creditors

If a law requires a facility agent under a syndicated facility to deduct or withhold an amount in respect of Taxes (other than Indirect Taxes) in respect of a payment by the facility agent to a Creditor under a syndicated facility such that the Creditor would not actually receive on the due date the full amount provided for under the syndicated facility, then:

(a)	the facility agent must deduct or withhold the amount for such Taxes and any further deduction or withholding applicable to any further payment due under paragraph (c) below;

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(b)	the facility agent must pay an amount equal to the amount deducted or withheld to the relevant authority in accordance with applicable law and promptly give the original receipts to the relevant Borrower;

(c)	unless the Tax is an Excluded Tax, the amount payable is increased so that, after making the deduction or withholding and further deductions or withholdings applicable to additional amounts payable under this clause 5.2(c), the Creditor is entitled to receive (at the time the payment is due) the amount it would have received if no deductions or withholdings had been required; and

(d)	unless the Tax is an Excluded Tax, the relevant Borrower must pay to the facility agent an amount equal to any deduction or withholding which the facility agent is required to make under this clause 5.2.

5.3	Tax credit

If and to the extent that any Creditor is able in its opinion to apply for or otherwise take advantage of any offsetting tax credit, tax rebate or other similar tax benefit out of or in conjunction with any deduction or withholding which gives rise to an obligation on any Obligor to pay any additional amount pursuant to clause 5.1 (“Payments by Obligor”) or 5.2(d) (“Payments by a facility agent to Creditors”), that Creditor shall:

(a)	give notice thereof to the Obligors’ Agent and take steps to obtain that credit, rebate or benefit; and

(b)	to the extent that in its opinion it can do so without prejudice to the retention of the credit, rebate or benefit, and upon receipt thereof, reimburse to the Obligor such amount of the credit, rebate or benefit as that Creditor shall, in its opinion (acting reasonably), have determined to be attributable to the deduction or withholding. In complying with this clause 5.3(b), no Creditor need disclose to any Obligor information about their tax affairs or order them in a particular way.

5.4	Early repayment or redemption

Without limiting the other provisions of this clause 5, if a Borrower is required to pay any amount to a Creditor or facility agent under a syndicated facility under this clause 5, that Borrower may elect to repay or redeem early all of that Creditor’s outstandings under the applicable Facility which is affected by the event or events referred to in clause 5.1 (“Payments by Obligor”) or 5.2 (“Payments by a facility agent to Creditors”).

6	Increased costs

6.1	Compensation

Subject to clause 6.2 (“Excluded matters”), the relevant Borrower agrees to compensate a Creditor on 30 days written notice if the Creditor determines that:

(a)	a Directive, or change in Directive, in either case applying for the first time after the date of the relevant Facility Agreement;

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(b)	a change in a Directive’s interpretation or administration by an authority after the date of the relevant Facility Agreement; or

(c)	compliance by the Creditor or any of its Related Entities with any such Directive, changed Directive or changed interpretation or administration,

directly or indirectly:

(i)	increases the effective cost to that Creditor of making, funding or maintaining the relevant Facility or its proportion of the Facility; or

(ii)	reduces any amount paid or payable to, or received or receivable by, that Creditor or the effective return to that Creditor in connection with the relevant Facility.

In this clause 6.1 a reference to a Directive:

(A)	does not include a Directive imposing or changing the basis of a Tax on the overall net income of the Creditor; and

(B)	in the case of a Creditor incorporated in the United States, for the avoidance of doubt and notwithstanding anything in a Transaction Document to the contrary, shall be deemed to include the United States Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives under it or issued in connection with it, regardless of the date enacted, adopted or issued.

Compensation need not be in the form of a lump sum and may be demanded as a series of payments.

Any demand under this clause 6.1 is to be made to the Obligors’ Agent by the Creditor (except in the case of a Creditor under a syndicated facility, in which case demand must be made by the facility agent).

6.2	Excluded matters

A notice under clause 6.1 (“Compensation”) may not claim compensation for an increase or reduction:

(a)	suffered more than 180 days before the date of the notice, except to the extent that the event or circumstance giving rise to the increased cost or reduction is that a Directive is applied retrospectively and the notice was given by the Creditor no later than 120 days after it became aware of that event or circumstance and was able to quantify the amount for which it is entitled to be compensated under clause 6.1 (“Compensation”);

(b)	attributable to a deduction in respect of Taxes required by law to be made by an Obligor;

(c)	compensated for by a payment by an Obligor under a tax indemnity clause in a Transaction Document (or would have been compensated for under such clause) but was not so compensated solely because one of the exclusions in that clause applied);

(d)	attributable to the wilful breach by the relevant Creditor of any law; or

(e)	which, in the case of a Facility Agreement entered into on or after the date of this amended and restated deed, is specified in that Facility Agreement as an excluded matter for the purposes of this clause 6.2(e).

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6.3	Substantiating costs

If a Creditor (or a facility agent on its behalf) makes a demand under clause 6.1 (“Compensation”), it must provide the relevant Borrower with reasonably detailed calculations showing how the amount demanded has been ascertained. However, nothing in this clause 6.3 obliges the Creditor to provide details of its business or tax affairs which it considers in good faith to be confidential.

6.4	Procedure for claim

(a)	In the absence of manifest error, and subject to clause 6.3 (“Substantiating costs”), a certificate by a Creditor is sufficient evidence of the amount of the compensation payable by the relevant Borrower to the Creditor under clause 6.1 (“Compensation”).

(b)	In determining the amount of the compensation payable under clause 6.1 (“Compensation”), the Creditor may use averaging and attribution methods commonly used by the Creditor or any other method it reasonably considers appropriate to determine the amount.

6.5	Possible minimisation

(a)	The Creditor agrees:

(i)	to use reasonable endeavours to mitigate the effects of those events or circumstances giving rise to the increased cost or reduction in any payment or return for which the Creditor (or a facility agent on its behalf) claims compensation under clause 6.1 (“Compensation”); and

(ii)	at the request of the Obligors’ Agent, to consider the transfer or assignment of its rights and obligations under this amended and restated deed and the other relevant Transaction Documents to which it is a party to another bank or financial institution at par.

(b)	Subject to clause 6.5(a)(i), the relevant Borrower agrees to compensate the Creditor whether or not the increase or the reduction could have been avoided.

7	Illegality

7.1	Creditor’s right to suspend or cancel

This clause 7 applies if a Creditor determines in good faith that:

(a)	a change in a Directive;

(b)	a change in the interpretation or administration of a Directive by an authority; or

(c)	a Directive,

makes it (or will make it) illegal in practice for the Creditor to fund, provide, or continue to fund or provide, financial accommodation under any Transaction Document.

In these circumstances, the Creditor by giving a notice to the Obligors’ Agent, may suspend or cancel some or all of the Creditor’s obligations under the relevant Transaction Document as indicated in the notice.

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7.2	Extent and duration

The suspension or cancellation:

(a)	must apply only to the extent necessary to avoid the illegality; and

(b)	in the case of suspension, may continue only for so long as the illegality continues.

7.3	Notice requiring early repayment or redemption

If the illegality relates to an amount outstanding to a Creditor, the Creditor (or, in the case of a syndicated facility, the facility agent), by giving a notice to the Obligors’ Agent, may require early repayment or redemption of all or part of the affected outstandings and interest accrued on that part. The relevant Borrower in respect of which the Creditor has made a determination under clause 7.1 (“Creditor’s right to suspend or cancel”) agrees to repay or redeem the amount specified no later than the date the illegality arises.

7.4	Creditor to seek alternative funding method

The affected Creditor (at no cost to an Obligor) during the period of 90 days after the notice pursuant to clause 7.1 (“Creditor’s right to suspend or cancel”) agrees to use reasonable endeavours to make that part of the facility affected by the illegality available by alternative means (including changing its lending office to another then existing lending office or making the financial accommodation available through a Related Entity of the Creditor).

8	Representations and warranties

8.1	Representations and warranties

Each Obligor (but in the case of a Borrower or Guarantor only from the date that it becomes a Borrower or a Guarantor, as the case may be) represents and warrants (except in relation to matters disclosed to the Creditors and accepted in writing by the Creditors) that:

(a)	(status) it is a corporation duly incorporated and validly existing under the laws of its place of incorporation;

(b)	(corporate authorisation, documents binding) each Transaction Document to which it is a party has been duly authorized by all necessary corporate action on the part of the Obligor and constitutes a legal, valid and binding obligation of the Obligor enforceable against the Obligor in accordance with its terms, except as such enforceability may be limited by:

(i)	applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; and

(ii)	general principles of law (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)	(compliance with laws) the execution, delivery and performance of the Transaction Documents to which it is a party will not:

(i)	contravene its constitution;

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(ii)	result in the creation of any Security Interest (other than any Permitted Security Interest) in respect of any property of the Obligor or any of its Subsidiaries (excluding the Excluded Entities);

(iii)	contravene in any material respect any law to which the Obligor or any of its Subsidiaries (excluding the Excluded Entities) is subject or by which the Obligor or any of its Subsidiaries (excluding the Excluded Entities) or any of their respective properties may be bound;

(iv)	conflict with or result in a breach in any material respect of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Government Agency applicable to the Obligor or any of its Subsidiaries (excluding the Excluded Entities); and

(v)	result in the acceleration or cancellation of any agreement or obligation in respect of Financial Indebtedness of any Group Member (excluding the Excluded Entities);

(d)	(disclosure)

(i)	all information given to the Creditors by it or with its authority was, when given, true and correct in all material respects; and

(ii)	the most recent Form 20-F filed by the Parent with the United States Securities and Exchange Commission was prepared and filed in accordance with the applicable requirements of US securities laws;

(e)	(Group financial statements)

(i)	the most recent financial statements of the Group (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Group as at the end of the financial period to which they relate and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto (subject, in the case of an interim financial statements, to normal year-end adjustments); and

(ii)	since the date of delivery of those statements, there has been no change in the financial condition, operations, business or prospects of the Group (excluding the Excluded Entities), except changes that individually or in the aggregate do not or are not likely to have a Material Adverse Effect;

(f)	(Borrower and Guarantor financial statements) for so long as JHIFL, JHBP, JHIGL or JHT is an Obligor:

(i)	its most recent financial statements provided in accordance with clause 9.6 (“Reporting undertakings”) (including in each case the related schedules and notes) fairly present in all material respects its consolidated financial position as at the end of the financial period to which they relate and have been prepared in accordance with generally accepted accounting principles as in effect from time to time in its place of incorporation consistently applied throughout the periods involved, except as set forth in the notes thereto (subject, in the case of interim financial statements, to normal year-end adjustments); and

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(ii)	since the date of delivery of those statements, there has been no change in its financial condition, operations, business or prospects, except changes that individually or in the aggregate do not or are not likely to have a Material Adverse Effect;

(g)	(Authorisations) all Authorisations necessary in connection with the execution, delivery or performance by the Obligor of the Transaction Documents to which it is a party have been obtained and are in full force and effect;

(h)	(litigation) except as disclosed in the most recent financial statements of the Group, in an announcement by the Parent through the ASX or under clause 9.6(f) (“Reporting undertakings”), no litigation, arbitration, administrative proceeding or other procedure for the resolution of disputes is currently taking place or pending against any Group Member (excluding the Excluded Entities) or any Group Member’s assets (excluding the Excluded Entities’ assets) which has or is likely to have a Material Adverse Effect;

(i)	(Security Interests) no Security Interest exists over any Group Member’s assets (excluding the Excluded Entities’ assets) which is not permitted by clause 9.3 (“Negative pledge and disposals”);

(j)	(environmental matters) each Group Member (excluding the Excluded Entities) has complied with all applicable Environmental Laws and the terms and conditions of any Authorisation issued pursuant to an Environmental Law, except where a failure to comply does not or is not likely to have a Material Adverse Effect;

(k)	(no immunity) neither it nor any of its assets has any immunity from jurisdiction, suit, execution, attachment or other legal process in any jurisdiction in which its assets are located or it carries on business;

(l)	(not a trustee) it does not enter into any Transaction Document as trustee;

(m)	(ranking) its obligations under the Transaction Documents rank at least pari passu with all of its other unsecured and unsubordinated obligations, other than those mandatorily preferred by law;

(n)	(default under law) no member of the Group (excluding the Excluded Entities) is in breach of any law, Authorisation, agreement or obligation binding upon it or its assets which has or is likely to have a Material Adverse Effect;

(o)	(holding company) in the case of the Parent only, at the date of this amended and restated deed, it has no material liabilities other than:

(i)	creditors, provisions and indemnities incidental to its activities as a holding company without a material operating business;

(ii)	liabilities under this amended and restated deed and its liabilities (if any) under the Guarantee Trust Deed and the Intercreditor Deed;

(iii)	liabilities to the Fund, the Charitable Fund and the State of New South Wales under the AFFA (and the Fund Guarantee and other Related Agreements, as defined in the AFFA);

(iv)	liabilities in relation to taxation; and

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(v)	liabilities to shareholders in their capacity as such not prohibited under the AFFA; and

(p)	(JH Insurance) in the case of the Parent only:

(i)	the only Group Member (if any, and excluding JHIGL) which is a Subsidiary of the Parent, and not also a Subsidiary of JHIGL, is JH Insurance; and

(ii)	the assets of JH Insurance comprise less than 1% of the total assets of the Group (excluding the Excluded Entities) as shown in the balance sheet on the most recent Reporting Date.

8.2	When representations and warranties made

Each representation and warranty is made in favour of a Creditor on the date of execution of its Facility Agreement and is not repeated unless specified in that Facility Agreement or in clause 3.2(a) (“Conditions to subsequent drawdowns”).

8.3	Reliance on representations and warranties

Each Obligor acknowledges that the Creditors have entered into the Transaction Documents in reliance on the representations and warranties in this clause 8.

9	Undertakings

9.1	Application

All undertakings set out in this clause 9 apply to a Facility Agreement unless the Majority Creditor (or under a syndicated facility, an agent or trustee acting on the instructions of the Majority Creditor) under that Facility Agreement consents in writing.

9.2	General undertakings

Each Obligor undertakes to each Creditor as follows:

(a)	(nature of business) it will not (and will not permit any of its Subsidiaries (excluding the Excluded Entities) to) engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Group would be substantially changed from the general nature of the business engaged in by the Group on the date of the relevant Facility Agreement;

(b)	(compliance with laws) it will comply (and will procure that its Subsidiaries (excluding the Excluded Entities) comply) with all applicable laws (including, without limitation, all Environmental Laws and the terms and conditions of any Authorisation required under an Environmental Law) in all material respects where non-compliance has or is likely to have a Material Adverse Effect;

(c)	(ranking) it will ensure that its obligations to the Creditor under the Transaction Documents rank and will continue to rank at least pari passu with all of its other unsecured and unsubordinated obligations, other than those mandatorily preferred by law;

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(d)	(Financial Indebtedness of Group Members) without limiting clause 9.4(d) (“Financial undertakings – Funded Debt”) or 9.4(e) (“Financial undertakings - Permitted External Financial Indebtedness”):

(i)	in the case of the Parent and JHIGL only, it will ensure that each Group Member (excluding the Excluded Entities and the Parent) that is not a Borrower does not; and

(ii)	JHT and JHIGL will not,

incur any Financial Indebtedness owing to any person outside the Group that is not Financial Indebtedness owing under or in connection with any facility or other form of financial accommodation described in paragraphs (a) to (e) inclusive of the definition of Permitted External Financial Indebtedness;

(e)	(holding company status) in the case of the Parent only:

(i)	it will have no material liabilities other than those described in clause 8.1(o) (“Representations and warranties – holding company”);

(ii)	it will not, directly or indirectly, hold any material assets, other than through JHIGL and, for the avoidance of doubt, JH Insurance and its assets do not constitute “material assets” for the purposes of this clause 9.2(e)(ii); and

(iii)	notwithstanding clause 9.2(e)(ii), it will ensure that at all times the only Group Member (if any, and excluding JHIGL) which is a Subsidiary of the Parent, and not also a Subsidiary of JHIGL, will be JH Insurance;

(f)	(AFFA) in the case of the Parent only, it will not (without the prior written consent of each relevant Creditor (or under a syndicated facility, an agent or trustee acting on the instructions of the Majority Creditor), such consent not to be unreasonably withheld or delayed) vary, or agree to vary, in any material adverse respect the AFFA; and

(g)	(KYC) within a reasonable amount of time after the request from any Creditor, it will provide such information as is required for the purposes of conducting KYC Checks with respect to it that a Creditor is required to conduct.

9.3	Negative pledge and disposals

Each Obligor undertakes to each Creditor that it will not, and will not permit any of its Subsidiaries (excluding the Excluded Entities):

(a)	to, create or allow to exist a Security Interest over any of its assets, other than a Permitted Security Interest;

(b)	to, dispose of any assets (other than any disposal of IP Assets by JHT to the extent permitted under clause 9.3(c)), other than a Permitted Disposal; or

(c)	in the case of JHT only, to dispose of any IP Assets or agree or attempt to do so, except where the disposal:

(i)	is of obsolete assets no longer required for its business;

(ii)	is in the ordinary course of day to day trading, provided that such disposals do not exceed 10% of its IP Assets in any financial year; or

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(iii)	occurs with the prior consent of the Creditor (or under syndicated facility, the consent of an agent or trustee acting on the instructions of the Majority Creditor).

For the avoidance of doubt, nothing in this clause 9.3(c) restricts or prohibits any distribution by JHT of cash or inter-company receivables to a shareholder of JHT by way of the payment of dividends, the making of subordinated loans or any other available means.

9.4	Financial undertakings

(a)	(Consolidated Net Worth) The Parent must ensure that Consolidated Net Worth is not less than US$420 million on each Reporting Date and, where applicable, on each ASX CNW Announcement Date.

(b)	(EBIT) The Parent and JHIGL will ensure that EBIT will not be less than 3.25 times Net Interest Charges for the 12 month period ending on each Reporting Date.

(c)	(Compensation funding) The Parent will ensure that:

(i)	no more than 35% of its Free Cash Flow in any given Financial Year is contributed to the Fund on the payment dates under the AFFA in the next following Financial Year. For avoidance of doubt, if the Parent elects to make instalment payments to the Fund pursuant to clause 9.7(a)(i) (“Payment options”) of the AFFA, the 35% cap does not include any interest payable under clause 9.7(b) (“Payment options”) of the AFFA; and

(ii)	no Group Member (other than the Parent) provides any guarantee, indemnity or other form of financial support in relation to the obligations under the AFFA of the Group Member primarily liable to make funding payments to the Fund under the AFFA (currently James Hardie 117 Pty Limited).

(d)	(Funded Debt) The Parent and JHIGL will ensure that the ratio of Consolidated Funded Debt to Consolidated Funded Capitalisation does not exceed 55% at any time.

(e)	(Permitted External Financial Indebtedness) The Parent and JHIGL will ensure that the ratio of Consolidated Permitted External Financial Indebtedness to Consolidated Funded Capitalisation does not exceed 10% at any time.

(f)	(New financial undertakings) If, after the date of this amended and restated deed and prior to 30 June 2013, a Facility Agreement entered into by a particular Creditor:

(i)	contains one or more financial undertakings (“additional financial undertakings”) which are in addition to the financial undertakings in clauses 9.4(a) to 9.4(e) inclusive, then the additional financial undertakings apply in relation to all Transaction Documents for the benefit of all Creditors and the Obligors’ Agent must promptly notify each Creditor of the additional financial undertakings; or

(ii)	contains one or more financial undertakings (“substituted financial undertakings”) which are expressly stated to be in substitution for, or in lieu of, any one or more of the financial undertakings in clauses 9.4(a) to 9.4(e) inclusive (“replaced financial undertakings”), then:

(A)	the substituted financial undertakings apply in relation to all Transaction Documents to which that particular Creditor is a party or which apply for the benefit of that particular Creditor;

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(B)	the Parent and JHIGL are not required to comply with the replaced financial undertakings for the benefit of that particular Creditor; and

(C)	the Obligors’ Agent must promptly notify each other Creditor of the substituted financial undertakings and offer to comply with the substituted financial undertakings in relation to all Transaction Documents to which that other Creditor is a party or which apply for the benefit of that other Creditor in substitution for, and in lieu of, being required to comply with the replaced financial undertakings. If any other Creditor accepts that offer, then paragraphs (A) and (B) above also apply in relation to that other Creditor.

9.5	GAAP

The financial undertakings in clause 9.4 have been drafted such that compliance with them is based on GAAP. If:

(a)	the Parent’s accountants or auditors advise at any time that any change to GAAP occurring after 15 June 2005 (or, in the case of a new financial undertaking referred to in clause 9.4(f), the date of the relevant Facility Agreement) materially and adversely alters the effect of any such provision (or any related definition) and the Obligors’ Agent so notifies the Creditor; or

(b)	the Creditor gives written notice to the Obligors’ Agent referring specifically to this clause 9.5 and giving details of a change to GAAP occurring after 15 June 2005 (or, in the case of a new financial undertaking referred to in clause 9.4(f), the date of the relevant Facility Agreement) which in the Creditor’s opinion (acting reasonably) materially and adversely alters the effect of any such provision (or any related definition), then:

(c)	the Creditor and the Parent must negotiate in good faith to amend such provision so that they have an effect comparable to that at the date of this amended and restated deed; and

(d)	until such time as the amendments referred to in clause 9.5(c) are agreed, compliance with the relevant provision (and related definitions) will be determined by reference to GAAP.

9.6	Reporting undertakings

The Obligors’ Agent shall deliver to each Creditor (or, in the case of a syndicated facility, the facility agent) the following:

(a)	(quarterly Group statements) within 60 days after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year) a copy of:

(i)	a consolidated balance sheet of the Group as at the end of such quarter; and

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(ii)	consolidated statements of income, changes in shareholders’ equity and cash flows of the Group, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by the chief financial officer, treasurer or principal accounting officer of the Group as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Parent’s Quarterly Report on Form 10-Q prepared in compliance with the requirements applicable thereto and filed with the United States Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause 9.6(a);

(b)	(annual Group statements) within 105 days after the end of the fiscal year of the Parent a copy of:

(i)	a consolidated balance sheet of the Group, as at the end of such year; and

(ii)	consolidated statements of income, changes in shareholders’ equity and cash flows of the Group, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognised national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Parent’s Annual Report on Form 10-K for such fiscal year (together with the Parent’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements applicable thereto and filed with the United States Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause 9.6(b);

(c)	(Borrower and Guarantor statements and reports) for so long as an entity is a Borrower or a Guarantor:

(i)	at the same time at which each financial statement or report is delivered pursuant to clause 9.6(a) (“Consolidated Quarterly Statement”) and for as long as the relevant Obligor Financial Reports are prepared as a matter of general internal accounting practice of the Obligors, a copy of the relevant Obligor Financial Reports for each Borrower or Guarantor for the year to date as at the end of the quarterly fiscal period to which the Consolidated Quarterly Statement relates;

(ii)	at the same time at which each financial statement or report is delivered pursuant to clause 9.6(b) (“Consolidated Annual

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Statement”) and for as long as the relevant Obligor Financial Reports are prepared as a matter of general internal accounting practice of the relevant Obligor, a copy of the relevant Obligor Financial Reports for each Borrower or a Guarantor for the fiscal year to which the Consolidated Annual Statement relates;

(d)	(SEC and other reports) promptly upon their becoming available, one copy of:

(i)	to the extent not already provided under clauses 9.6(a), 9.6(b) or 9.6(c) (“Reporting undertakings”), each financial statement, report, notice or proxy statement sent by a Group Member (other than an Excluded Entity) to public securities holders generally; and

(ii)	each regular or periodic report, each registration statement (without exhibits, except as expressly requested by the Creditor or facility agent as the case may be), and each prospectus and all amendments thereto filed by a Group Member (other than an Excluded Entity) with the United States Securities and Exchange Commission and all announcements made by the Parent through ASX and press releases and other statements made available generally by any Group Member (other than an Excluded Entity) to the public concerning developments that are material;

(e)	(Notice of Event of Default or Potential Event of Default) promptly upon becoming aware of it, written notice to each Creditor (or, in the case of a syndicated facility, the facility agent) of:

(i)	the existence of any Event of Default or Potential Event of Default; and

(ii)	the occurrence of any event which has or is likely to have a Material Adverse Effect;

(f)	(litigation) to the extent not disclosed in a document provided under clause 9.6(a), 9.6(b), 9.6(c), 9.6(d) or 9.6(e) (“Reporting undertakings”), notice in writing and in reasonable detail of any litigation, arbitration, administrative proceeding or other procedure for the resolution of disputes commenced, taking place, pending or to its knowledge, threatened against any Group Member (other than an Excluded Entity) or any Group Member’s assets (other than an Excluded Entity’s assets) which has or is likely to have a Material Adverse Effect;

(g)	(Facilities) at the same time at which each financial statement or report is delivered pursuant to clause 9.6(a) (“Reporting undertakings”), summary information in relation to the quantum and type of each Facility provided by a Creditor to a Borrower including (as applicable):

(i)	in the case of a Facility which comprises the issue of bonds, notes, loan stock, debentures or similar instruments:

(A)	the name of the relevant dealer, manager, underwriter or placement agent;

(B)	the aggregate amount issued, and the amount of each tranche, under the relevant Facility; and

(C)	the term of each tranche under the relevant Facility; and

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(ii)	in the case of each other Facility:

(A)	the name of each relevant Creditor;

(B)	the amount of the commitment under the relevant Facility; and

(C)	the maturity date of the relevant Facility; and

(h)	(requested information) such other information relating to the business, operations and condition (financial or otherwise) of the Group (excluding the Excluded Entities) as from time to time may be reasonably requested by a Creditor (but excluding any information which the Parent is bound by an obligation of confidentiality not to disclose).

9.7	Officer’s certificate

Each set of consolidated financial statements delivered pursuant to clause 9.6(a) or 9.6(b) (“Reporting undertakings”) shall be accompanied by:

(a)	a supplementary set of financial statements for the Group (excluding the Excluded Entities), showing adjustments made to the consolidated financial statements to eliminate the impact of the Excluded Entities; and

(b)	a certificate of the chief financial officer, treasurer or principal accounting officer of the Group setting forth the information (including reasonably detailed calculations) required in order to establish whether there was compliance with the relevant requirements of clause 9.4 (“Financial undertakings”).

10	Events of default

10.1	Events of Default

Each of the following is an Event of Default:

(a)	(non-payment of principal) a Borrower fails to pay an amount of principal payable by it under a Facility Agreement when due and does not remedy that failure within 2 Business Days after that amount becomes due and payable;

(b)	(non-payment of other amounts) a Borrower fails to pay any amount, other than an amount described in paragraph (a), payable by it under a Facility Agreement and does not remedy that failure within 3 Business Days after that amount becomes due and payable;

(c)	(financial undertakings)

(i)	there is at any time a breach of any financial undertaking in clause 9.4 (“Financial undertakings”) and, in the case of a breach of clause 9.4(d) or 9.4(e) (“Financial undertakings”), the breach is not cured within 10 Business Days of the Obligors’ Agent receiving written notice from a Creditor (or, in the case of a syndicated facility, the facility agent) requiring such remedy; or

(ii)	the Obligors’ Agent fails to deliver a certificate as required by clause 9.7(b) (“Officer’s certificate”) within 7 days of receipt of written notice from a Creditor of failure to provide such certificate;

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(d)	(other default)

(i)	any Obligor defaults in the performance of or compliance with any material obligation contained in a Transaction Document (other than those referred to in clause 10.1(a), 10.1(b) or 10.1(c) (“Events of Default”)); and

(ii)	the default is not waived or, if capable of remedy, the default is not remedied within 21 days of the Obligor receiving written notice from a Creditor (or, in the case of a syndicated facility, the facility agent) referring specifically to this clause 10.1(d) (“Events of Default”) and requiring such remedy;

(e)	(AFFA) the Group Member primarily liable to make funding payments to the Fund under the AFFA defaults in the performance of, or compliance with, its obligation to make any such payment when due or within any applicable grace period and such default is not cured by that Group Member or the Parent within 3 Business Days;

(f)	(misrepresentation)

(i)	any representation or warranty made or deemed to be made by an Obligor in a Transaction Document proves to have been inaccurate in any material respect when made or deemed to be repeated; and

(ii)	the misrepresentation or breach of warranty is not waived or, if capable of remedy, the matter giving rise to the misrepresentation or breach of warranty is not remedied within 21 days of the Obligor becoming aware that the representation or warranty was inaccurate when made or deemed to have been repeated;

(g)	(cross-default)

(i)	an Obligor is in default in the payment of any Financial Indebtedness that is outstanding in an aggregate principal amount of at least US$20,000,000 (or its equivalent in another currency) beyond any period of grace provided with respect thereto and such Financial Indebtedness is not paid within 3 Business Days; or

(ii)	any Financial Indebtedness of an Obligor exceeding US$20,000,000 (or its equivalent in another currency) has become, or has been declared, due and payable before its stated maturity and such Financial Indebtedness is not paid within 3 Business Days;

(h)	(insolvency) a Relevant Entity:

(i)	is generally not paying, or admits in writing its inability to pay, its debts as they become due;

(ii)	files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganisation or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction (for the avoidance of doubt, this includes, in respect of a person established under Irish law, a filing of a petition with any court in Ireland in relation to its liquidation, the bringing forward of a scheme of arrangement or the appointment of an examiner);

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(iii)	makes an assignment for the benefit of its creditors;

(iv)	consents to the appointment of a custodian, receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property;

(v)	consents to the appointment of an administrator;

(vi)	is adjudicated as insolvent or to be liquidated; or

(vii)	takes corporate action for the purpose of any of the foregoing;

(i)	(receiver)

(i)	A court or Government Agency of competent jurisdiction enters an order appointing, without consent by a Relevant Entity, a custodian, receiver, receiver and manager, trustee or other officer with similar powers with respect to the Relevant Entity or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganisation or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Relevant Entity, or any such petition shall be filed against the Relevant Entity (other than a frivolous or vexatious petition) and such petition is not dismissed or cancelled within 30 days (and for the avoidance of doubt, this includes, in respect of a person established under Irish law, appointment by a court of an examiner); or

(ii)	an administrator of the Relevant Entity is appointed; or

(iii)	a receiver, receiver and manager, administrative receiver or similar officer is appointed to all or any substantial part of the assets of a Relevant Entity in respect of Financial Indebtedness that has been due and payable for at least 5 Business Days in an aggregate principal amount of at least US$20,000,000 (or its equivalent in another currency) and that officer is not removed within 7 days of his appointment;

(j)	(judgment) a final non-appealable judgment for the payment of money aggregating in excess of US$20,000,000 or its equivalent in another currency (to the extent not paid or fully covered by insurance) is obtained against a Relevant Entity and not set aside or satisfied by the time allowed under applicable law;

(k)	(vitiation of documents)

(i)	any material provision of a Transaction Document ceases for any reason to be in full force and effect or becomes void, voidable or unenforceable;

(ii)	any law suspends, varies, terminates or excuses performance by an Obligor of any of its material obligations under a Transaction Document or purports to do any of the same;

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(iii)	it becomes impossible or unlawful for an Obligor to perform any of its material obligations under a Transaction Document or for the Creditors to exercise all or any of their rights, powers and remedies under a Transaction Document; or

(iv)	an Obligor alleges that a Transaction Document has been affected as described in this paragraph;

(l)	(ownership of Borrowers and Guarantors) any Borrower or Guarantor ceases to be directly or indirectly fully owned and controlled by the Parent;

(m)	(Authorisation) any Authorisation necessary in connection with the execution, delivery or performance by an Obligor of the Transaction Documents, or the validity or enforceability of the Transaction Documents, is not granted or ceases to be in full force and effect for any reason or is modified or amended in a manner which, in the reasonable opinion of all Creditors, would have a Material Adverse Effect; or

(n)	(material change) a change occurs in the financial condition of the Group (as a whole, but excluding the Excluded Entities) which has a Material Adverse Effect.

10.2	Consequences of default

If an Event of Default is continuing, a Creditor (or, in the case of a syndicated facility, an agent or trustee acting on the instructions of the Majority Creditor) may declare at any time by notice to the Obligors’ Agent that:

(a)	an amount equal to all or any part of the Outstanding Moneys payable to the Creditor (or, in the case of a syndicated facility, the facility agent) is:

(i)	payable on demand; or

(ii)	immediately due for payment;

(b)	the obligations of the Creditor specified in the notice are terminated and cancelled.

A Creditor (or, in the case of a syndicated facility, the facility agent) may make either or both of these declarations. The making of either of them gives immediate effect to its provisions.

11	Review events

If, at any time after the date of a Facility Agreement and for any reason, whether or not within the control of the Obligors:

(a)	a Change of Control occurs;

(b)	the securities of the Parent are suspended from quotation by ASX for more than 10 consecutive Business Days or the Parent is removed from the Official List of ASX;

(c)	provisions made by the Group in accordance with GAAP for asbestos related liabilities (if any) not arising in connection with the AFFA exceed 15% of Consolidated Net Worth at that time (with Consolidated Net Worth for this purpose calculated by adding back all such asbestos related liabilities under this paragraph (c), ignoring the 15% cap); or

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(d)	either:

(i)	a law is adopted in a country or any political subdivision thereof having jurisdiction over, or in relation to the affairs of, a Group Member (other than the Parent) requiring that Group Member to provide a guarantee, indemnity or other form of financial support; or

(ii)	a law is enacted in such a country or any political subdivision which contains a guarantee, indemnity or other form of financial support from that Group Member,

in relation to the obligations under the AFFA of the Group Member primarily liable to make funding payments to the Fund under the AFFA (currently James Hardie 117 Pty Limited),

then the Obligors’ Agent must notify each Creditor (or, in the case of a syndicated facility, the facility agent) in writing of the occurrence of the event as soon as reasonably practicable. A Creditor may, by notice to any Borrower and the Obligors’ Agent (with a reasonably detailed explanation of the reasons for its election to discontinue funding that Borrower) within 60 days of the date of receipt of notice from the Obligors’ Agent:

(e)	cancel its commitment to provide financial accommodation under the relevant Facility Agreement with immediate effect; and/or

(f)	declare the moneys borrowed under the relevant Facility Agreement to be, and the borrowed moneys will be, due and payable on a date no earlier than 90 days from the date of the Creditor’s notice.

12	Costs and indemnities

12.1	What the Borrower agrees to pay

Each relevant Borrower agrees to pay a Creditor promptly on demand to the Obligors’ Agent from that Creditor (except in the case of a Creditor under a syndicated facility, in which case demand must be made by the facility agent):

(a)	the reasonable Costs of each Creditor in connection with:

(i)	the registration of any Transaction Document; and

(ii)	giving and considering consents, waivers, variations, discharges and releases requested by the relevant Borrower, a Guarantor, the Parent or the Obligors’ Agent;

(b)	the Costs of each Creditor in exercising, enforcing or preserving rights in connection with a Transaction Document; and

(c)	Taxes and fees (including registration fees) (other than Excluded Taxes) and fines and penalties in respect of fees paid in connection with any Transaction Document or a payment or receipt or any other transaction contemplated by any Transaction Document. However, the relevant Borrower need not pay a fine or penalty in connection with Taxes or fees to the extent that it has lodged with the relevant Creditor sufficient cleared funds for the relevant Creditor to be able to pay the Taxes or fees by the due date.

This clause 12.1 shall not apply to any amounts, which have otherwise been paid or compensated for under a Transaction Document.

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12.2	Indemnity

Each relevant Borrower indemnifies each Creditor against any claim, action, damage, loss, liability, cost, charge, expense, outgoing and payment of Break Costs which that Creditor pays, suffers, incurs or is liable for in connection with:

(a)	any failure by the relevant Borrower to draw down financial accommodation requested by it under a Transaction Document for any reason except default of a Creditor;

(b)	financial accommodation under a Transaction Document being repaid, discharged or made payable other than at its maturity, an interest payment date or other due date applicable to it;

(c)	any failure to prepay any part of the amount outstanding to a Creditor in accordance with a prepayment notice given under a Facility;

(d)	a Creditor acting in connection with a Transaction Document in good faith on fax or telephone instructions which have no apparent irregularity on their face, purport to originate from the offices of an Obligor or to be given by an Authorised Officer of an Obligor which, in the case of fax instructions, are signed and such signature accords with a current specimen signature of an Authorised Officer in the possession of the Creditor;

(e)	an Event of Default or Potential Event of Default;

(f)	a Creditor exercising or attempting to exercise a right or remedy in connection with a Transaction Document after an Event of Default; or

(g)	any indemnity a Creditor gives a Controller or administrator of the Obligor.

Each Borrower agrees to pay amounts due under this indemnity on demand to the Obligors’ Agent from the applicable Creditor (except in the case of a Creditor under a syndicated facility, in which case demand must be made by, and payment must be made to the facility agent).

12.3	Currency conversion on judgment debt

If a judgment, order or proof of debt for an amount in connection with a Transaction Document is expressed in a currency other than that in which the amount is due under the Transaction Document, then the relevant Borrower indemnifies each Creditor against:

(a)	any difference arising from converting the other currency if the rate of exchange used by the Creditor under clause 4.2 (“Currency of payment”) for converting currency when it receives a payment in the other currency is less favourable to the Creditor than the rate of exchange used for the purpose of the judgment, order or acceptance of proof of debt; and

(b)	the Costs of conversion.

Each Borrower agrees to pay amounts due under this indemnity to a Creditor on demand from that Creditor (except in the case of a Creditor under the syndicated facility, in which case demand must be made by the facility agent).

12.4	Indirect Taxes

(a)	All payments to be made by an Obligor under or in connection with any Transaction Document have been calculated without regard to Indirect

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Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax then, when the Obligor makes the payment:

(i)	it must pay to the Creditor an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax; and

(ii)	the Creditor will promptly provide to the Obligor a tax invoice complying with the relevant law relating to that Indirect Tax.

(b)	Where a Transaction Document requires an Obligor to reimburse a Creditor for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Creditor against all Indirect Tax incurred by that Creditor in respect of the costs or expenses save to the extent that that Creditor is entitled to repayment or credit in respect of the Indirect Tax. The Creditor will promptly provide to the Obligor a tax invoice complying with the relevant law relating to that Indirect Tax.

13	Interest on overdue amounts

13.1	Obligation to pay

If an Obligor does not pay any amount under any Transaction Document (including an amount of interest payable under this clause 13.1 on the due date for payment, that Obligor must pay interest on that amount at the Default Rate. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and either a 360 or 365 day year, whichever is the length of time customarily adopted for such calculations for the currency in which the relevant amount is denominated.

The relevant Obligor must pay interest under this clause 13.1 to the relevant Creditor.

13.2	Compounding

Interest payable under clause 13.1 (“Obligation to pay”), which is not paid when due for payment, may be added to the overdue amounts by the relevant Creditor on the last Business Day of each calendar month. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 13.1 (“Obligation to pay”).

13.3	Interest following judgment

If a liability becomes merged in a judgment, the relevant Obligor must pay interest on the amount of that liability as an independent obligation. This interest:

(a)	accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

(b)	is calculated at the judgment rate or the Default Rate (whichever is higher).

The relevant Obligor must pay interest under this clause 13 to the relevant Creditor on demand from the relevant Creditor.

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Part 3 Guarantee

14	Guarantee and indemnity

14.1	Guarantee

Each Guarantor unconditionally and irrevocably guarantees payment to each Creditor of all amounts due under or in connection with the Transaction Documents by each Borrower (“Guaranteed Money”). If a Borrower does not pay the Guaranteed Money on time and in accordance with a Transaction Document, then each Guarantor agrees to pay the Guaranteed Money on demand from that Creditor (except in the case of a Creditor under the syndicated facility, in which case demand must only be made by the facility agent on their behalf). A demand may be made at any time and from time to time and whether or not that Creditor has made demand on the Borrower.

14.2	Nature of guarantee

The guarantee in clause 14.1 (“Guarantee”) is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Guaranteed Money. Each Guarantor waives any right it has of first requiring a Creditor to commence proceedings or enforce any other right against a Borrower or any other person before claiming from that Guarantor under this Guarantee and Indemnity.

14.3	Indemnity

Each Guarantor indemnifies each Creditor against any liability or loss arising, and any Costs they suffer or incur:

(a)	if a Borrower does not, or is unable to pay, the Guaranteed Money in accordance with a Transaction Document; or

(b)	if an obligation a Borrower would otherwise have to pay the Guaranteed Money is found to be unenforceable; or

(c)	if an obligation a Guarantor would otherwise have under clause 14.1 (“Guarantee”) is found to be unenforceable; or

(d)	if that Creditor is obliged, or agrees, to pay an amount to a trustee in bankruptcy or liquidator (of an Insolvent person) in connection with a payment received from a Guarantor or Borrower; or

(e)	if a Guarantor defaults under this Guarantee and Indemnity; or

(f)	in connection with any person exercising, or not exercising, rights under this Guarantee and Indemnity.

Each Guarantor agrees to pay amounts due under this clause 14.3 on demand from the affected Creditor (except in the case of a Creditor under a syndicated facility, in which case demand must only be made by the facility agent on their behalf).

14.4	Acknowledgment

Each Guarantor acknowledges that it is responsible for making itself aware of the financial position of a Borrower and any other person who guarantees payment of the Guaranteed Money.

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14.5	Variations and replacements

Each Guarantor acknowledges that the Transaction Documents may be varied or replaced from time to time.

Each Guarantor confirms that the Guaranteed Money includes any amount payable under any Transaction Document as varied or replaced. Each Guarantor confirms that this applies regardless of:

(a)	how the Transaction Document is varied or replaced; and

(b)	the reasons for the variation or replacement; and

(c)	whether the Guaranteed Money decreases or increase or the Transaction Document is otherwise more onerous as a result of the variation or replacement.

This clause does not limit clause 14.8 (“Rights of Creditors are protected”).

14.6	Reinstatement of rights

Under law relating to Insolvency, a person may claim that a transaction (including a payment) in connection with this Guarantee and Indemnity or the Guaranteed Money is void or voidable. If a claim is made and upheld, conceded or compromised, then:

(a)	each Creditor is immediately entitled as against each Guarantor to the rights in respect of the Guaranteed Money to which it was entitled immediately before the transaction; and

(b)	on request from any Creditor (except in the case of a Creditor under a syndicated facility, in which case the request must be made by the facility agent on their behalf), each Guarantor agrees to do anything (including signing any document) to restore to the Creditor this Guarantee and Indemnity held by it from the Guarantor immediately before the transaction.

This clause 14.6 survives the termination of any Transaction Document and remains in full force and effect despite any settlement of account or the occurrence of any other thing.

14.7	No merger

This Guarantee and Indemnity does not merge with or adversely affect, and is not adversely affected by, any of the following:

(a)	any other guarantee, indemnity, or Security Interest, or other right or remedy to which any Creditor is entitled; or

(b)	a judgment which any Creditor obtains against a Guarantor in connection with the Guaranteed Money or any other amount payable under this Guarantee and Indemnity.

A Creditor may still exercise rights under this Guarantee and Indemnity as well as under the judgment, other guarantee, indemnity, Security Interest, or other right or remedy.

14.8	Rights of Creditors are protected

Rights given to the Creditors under this Guarantee and Indemnity, and each Guarantor’s liabilities under it, are not affected by any act or omission of any

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Creditor or any other person or by anything else that might otherwise affect them under law or otherwise. For example, those rights and liabilities are not affected by:

(a)	any act or omission:

(i)	varying or replacing in any way and for any reason any agreement or arrangement under which the Guaranteed Money is expressed to be owing (such as by adding, replacing or changing the purpose of a facility, increasing a facility limit or extending the term of a facility including in connection with a restructuring or refinancing of the Guaranteed Money);

(ii)	releasing a Borrower or giving a Borrower a concession (such as more time to pay);

(iii)	releasing any person who gives a guarantee or indemnity in connection with any Borrower’s obligations;

(iv)	releasing, losing the benefit of, or not obtaining any Security Interest or negotiable instrument;

(v)	by which the obligations of any person who guarantees any Borrower’s obligations (including under this Guarantee and Indemnity) may not be enforceable;

(vi)	by which any person who was intended to guarantee any Borrower’s obligations does not do so, or does not do so effectively;

(vii)	by which a person who is a co-surety or co-indemnifier for payment of the Guaranteed Money is discharged under an agreement or by operation of law;

(viii)	by which any Security Interest which could be registered is not registered;

(b)	a person dealing in any way with a Security Interest, guarantee, indemnity, judgement or negotiable instrument;

(c)	the death, mental or physical disability or Insolvency of any person including a Guarantor or a Borrower;

(d)	changes in the membership, name or business of any person;

(e)	a Borrower opening an account with them;

(f)	acquiescence or delay by a Creditor or any other person; or

(g)	an assignment of rights in connection with the Guaranteed Money.

14.9	Guarantor’s rights are suspended

As long as any of the Guaranteed Money remains unpaid, each Guarantor may not, without the consent of all Creditors:

(a)	reduce its liability under this Guarantee and Indemnity by claiming that it or an Obligor or any other person has a right of set-off or counterclaim against any Creditor; or

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(b)	exercise any legal right to claim to be entitled to the benefit of another guarantee, indemnity, or Security Interest given in connection with the Guaranteed Money or any other amount payable under this Guarantee and Indemnity; or

(c)	claim an amount from an Obligor, or another guarantor of the Guaranteed Money (including a person who has signed this deed as a Guarantor), under a right of indemnity; or

(d)	claim an amount in the insolvency of an Obligor or of another guarantor of the Guaranteed Money (including a person who has signed this amended and restated deed as a “Guarantor”).

14.10	Guarantor’s right of proof limited

Each Guarantor agrees not to exercise a right of proof after an event occurs relating to an Insolvency of an Obligor or another guarantor of the Guaranteed Money, independently of an attorney appointed under clause 14.13 (“Right to prove”).

14.11	No set-off against assignees

If a Creditor assigns or otherwise deals with its rights under this Guarantee and Indemnity, a Guarantor may not claim against any assignee (or any other person who has an interest in this Guarantee and Indemnity) any right of set-off or other right the Guarantor has against the Creditor.

14.12	Suspense account

(a)	A Creditor may place in an interest bearing suspense account any payment it receives from a Guarantor (and any net interest on that payment after tax) for as long as it thinks prudent and need not apply the payment or net interest towards satisfying the Guaranteed Money.

(b)	If the money in the suspense account is applied in satisfaction of the Guaranteed Money, the Guarantor will be deemed to have made payment on the date that it provided the funds to the Creditor and the Guarantor will not be liable for any interest or fees accrued after that date in relation to such amount.

14.13	Right to prove

Each Guarantor irrevocably appoints each Creditor (but in the case of each Creditor under a syndicated facility, only the facility agent is so appointed) and each of its Authorised Officers individually as its attorney and agrees to formally approve all action taken by an attorney under this clause 14.13.

Each attorney appointed under this clause 14.13 may:

(a)	do anything which a Guarantor may lawfully do to exercise their right of proof after an Insolvency of the Borrower or any other guarantor of the Borrower’s obligations. These things may be done in the Guarantor’s name or the attorney’s name and they include signing and delivering documents, taking part in legal proceedings and receiving any dividend arising out of the right of proof; and

(b)	delegate its powers (including this power) and may revoke a delegation; and

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(c)	exercise its powers even if this involves a conflict of duty and even if it has a personal interest in doing so.

The attorney need not account to a Guarantor for any dividend received on exercising the right of proof under paragraph (a) except to the extent that any dividend remains after all of the Guaranteed Money and all other amounts payable under this Guarantee and Indemnity have been paid in full.

Part 3 General

15	Change of Borrowers and Guarantors

15.1	New Borrowers

A Wholly Owned Subsidiary of the Parent may, with the consent of each relevant Creditor, become a party to this amended and restated deed as a Borrower (after the date of this amended and restated deed) by:

(a)	signing and delivering to each relevant Creditor (or, in the case of a syndicated facility, the facility agent) a deed poll substantially in the form of schedule 3A (“Form of New Borrower Deed Poll”); and

(b)	doing any other thing the relevant Creditors reasonably request to ensure the enforceability of that company’s obligations as a Borrower and, if requested, agrees to provide an opinion in form and substance satisfactory to the relevant Creditors from legal advisers of recognised standing acceptable to the relevant Creditors in that company’s place of incorporation confirming such enforceability.

15.2	Release of Borrowers

(a)	The Parent may request that a Borrower cease to be a Borrower by giving to each relevant Creditor (or, in the case of a syndicated facility, the facility agent) a duly completed Release Request executed by an Authorised Officer of the Parent and the Borrower that is, subject to the remaining provisions of this clause 15.2, to cease being a Borrower.

(b)	On giving a Release Request to the Creditor (or, in the case of a syndicated facility, the facility agent) pursuant to clause 15.2(a), the Parent and the Borrower identified in that Release Request represent and warrant to the Creditor that no Event of Default or Potential Event of Default is continuing or would result from the release of that Borrower from its obligations under this amended and restated deed.

(c)	The Creditor (or, in the case of a syndicated facility, the facility agent) must, as soon as reasonably practicable after receiving a Release Request, execute a Deed of Release releasing the Borrower identified in the Release Request from its obligations under this amended and restated deed if, and only if:

(i)	no amount due and payable to that Creditor by that Borrower under this amended and restated deed remains outstanding and unpaid; and

(ii)	that Creditor is not committed to providing further financial accommodation to that Borrower pursuant to any Facility.

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(d)	The Borrower identified in the Release Request will cease to be a Borrower when the Creditor (or, in the case of a syndicated facility, the facility agent) executes a Deed of Release in respect of that Borrower.

15.3	New Guarantors

A Wholly Owned Subsidiary of the Parent may become a party to this amended and restated deed as a Guarantor (after the date of this amended and restated deed) by:

(a)	signing and delivering to each relevant Creditor (or, in the case of a syndicated facility, the facility agent) a deed poll substantially in the form of schedule 3B (“Form of New Guarantor Poll”); and

(b)	doing any other thing the relevant Creditors reasonably request to ensure the enforceability of that company’s obligations as a Guarantor and, if requested, agrees to provide an opinion in form and substance satisfactory to the relevant Creditors from legal advisers of recognised standing acceptable to the relevant Creditors in that company’s place of incorporation confirming such enforceability.

16	Dealing with interests

16.1	Dealings by Obligors

An Obligor may only assign or otherwise deal with its rights or obligations under any Transaction Document with the consent of each Creditor.

16.2	Dealings by Creditors

A Creditor may assign, transfer, sub-participate or otherwise deal with all or any of its rights or obligations under a Transaction Document at any time if:

(a)	the Obligors’ Agent has given its prior consent, which consent shall not be unreasonably withheld; and

(b)	in the case of a transfer of obligations, the transfer is effected by a novation in form and substance reasonably satisfactory to the relevant Borrower.

16.3	Change in lending office

A Creditor may change its lending office if it first notifies and consults with the Obligors’ Agent. If this occurs, clause 16.5 (“No increased costs”) will apply.

16.4	Securitisation permitted

(a)	Subject to clause 16.4(b), a Creditor may, without having to obtain the consent of or notify any Obligor, assign, transfer, sub-participate or otherwise deal with all or any part of its rights and benefits under any Transaction Document to a trustee of a trust, company or other entity which in each case is established for the purposes of securitisation.

(b)	Notwithstanding any assignment, transfer, sub-participation or other dealing by that Creditor under clause 16.4(a):

(i)	that Creditor remains bound by, and must continue to perform all its obligations under the Transaction Documents;

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(ii)	that Creditor is the only person entitled to exercise any power, and no assignee, transferee, sub-participant or other person who obtains an interest in any of the rights or benefits of that Creditor under the Transaction Documents pursuant to clause 16.4(a) may do so; and

(iii)	any amount payable by the Obligors to that Creditor under any Transaction Document will, if paid by an Obligor to that Creditor, operate as an effective discharge of the Obligor’s obligation to make that payment.

(c)	Nothing done by a Creditor under this clause 16.4 will affect any Obligor’s rights under any Transaction Documents.

16.5	No increased costs

Despite anything to the contrary in this amended and restated deed or the Transaction Documents, if a Creditor changes its lending office or transfers, assigns, novates or otherwise deals with its rights or obligations under the Transaction Documents, then no Obligor will be required to pay:

(a)	any net increase in the total amount of fees, Taxes, costs, expenses or charges which arises as a consequence of the change in lending office, transfer, assignment, novation or other dealing; or

(b)	any fees, Taxes, costs, expenses or charges in respect of the change in lending office, transfer, assignment, novation or other dealing.

A substitution will be regarded as a transfer for the purposes of this clause 16.5.

17	Obligors’ Agent

17.1	Obligors’ Agent as agent of the Obligors

Each Obligor (other than the Obligors’ Agent):

(a)	irrevocably authorises the Obligors’ Agent to act on its behalf as its agent in relation to the Transaction Documents, including:

(i)	to give and receive as agent on its behalf all notices and instructions (including drawdown notices);

(ii)	to sign on its behalf all documents in connection with the Transaction Documents (including amendments and variations of any Transaction Documents, and to execute any new Transaction Documents); and

(iii)	to take such other action as may be necessary or desirable under or in connection with the Transaction Documents; and

(b)	confirms that it will be bound by any action taken by the Obligors’ Agent under or in connection with the Transaction Documents.

17.2	Acts of Obligors’ Agent

(a)	The respective liabilities of each of the Obligors under the Transaction Documents shall not be in any way affected by:

(i)	any actual or purported irregularity in any act done or failure to act by the Obligors’ Agent;

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(ii)	the Obligors’ Agent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by or inability of the Obligors’ Agent to inform any Obligor of receipt by it of any notification under the Transaction Documents.

(b)	In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

18	Notices

18.1	Form

Unless expressly stated otherwise in a Transaction Document, all notices, certificates, consents, approvals, waivers and other communications in connection with that Transaction Document (“Notices”) must be in writing, signed by an Authorised Officer of the sender and marked for attention as set out or referred to in the Details or another Transaction Document or, if the recipient has notified otherwise, marked for attention in the way last notified.

18.2	Delivery

Notices must be:

(a)	delivered to the address set out or referred to in this amended and restated deed or as set out as the recipient’s relevant address in another Transaction Document; or

(b)	sent by prepaid post (airmail, if appropriate) to the address set out or referred to in the Details or as set out as the recipient’s address in another Transaction Document; or

(c)	sent by fax to the fax number set out or referred to in the Details or as set out as the recipient’s relevant fax number in another Transaction Document.

However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

18.3	When effective

Notices take effect from the time they are received unless a later time is specified in them.

18.4	Receipt - postal

If sent by post, Notices are taken to be received three Business Days after posting (or five Business Days after posting if sent across national boundaries).

18.5	Receipt - fax

If sent by fax, Notices are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

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18.6	Receipt - general

Despite clauses 18.4 (“Receipt - postal”) and 18.5 (“Receipt - fax”), if Notices are received after 5:00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9:00am on the next Business Day.

18.7	Notices to or from facility agent

A Notice to or from a facility agent appointed under a syndicated facility constitutes sufficient notice to or from the Creditors under that Facility Agreement for the purposes of this amended and restated deed.

18.8	Waiver of notice period

The Majority Creditor may waive a period of notice required to be given by an Obligor under any Transaction Document.

19	General

19.1	Consents

Each Obligor agrees to comply with all conditions in any consent a Creditor gives in connection with a Transaction Document if the Obligor relies on that consent in performing its obligations under the Transaction Documents.

19.2	Certificates

A Creditor may give an Obligor a certificate about an amount payable or other matter in connection with a Transaction Document. Subject to any applicable provision of the Transaction Documents specifying the form or content of the certificate (including clause 6.3 (“Substantiating costs”)), the certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

19.3	Set-off

At any time after a declaration is made under clause 10.2 (“Consequences of default”), the Creditor making the declaration (or on whose behalf a declaration was made by a facility agent for a syndicate of financiers) may set off any amount due for payment by the Creditor to an Obligor against any amount due for payment by the Obligor to the Creditor under the Transaction Document.

19.4	Discretion in exercising rights

A Creditor may exercise a right or remedy or give or refuse its consent under a Transaction Document in any way it considers appropriate (including by imposing conditions).

19.5	Partial exercising of rights

If a Creditor does not exercise a right or remedy under a Transaction Document fully or at a given time, the Creditor may still exercise it later.

19.6	No liability for loss

No Creditor is liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy under a Transaction Document.

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19.7	Conflict of interest

A Creditor’s rights and remedies under any Transaction Document may be exercised even if this involves a conflict of duty or the Creditor has a personal interest in their exercise.

19.8	Remedies cumulative

The rights and remedies of a Creditor under any Transaction Document are in addition to other rights and remedies given by law independently of the Transaction Document.

19.9	Indemnities

Any indemnity in a Transaction Document is a continuing obligation, independent of each Obligor’s other obligations under that Transaction Document and continues after the Transaction Document ends. It is not necessary for a Creditor to incur expense or make payment before enforcing a right of indemnity under a Transaction Document.

19.10	Rights and obligations are unaffected

Rights given to a Creditor under a Transaction Document and each Obligor’s liabilities under it are not affected by anything which might otherwise affect them at law.

19.11	Inconsistent law

To the extent permitted by law, each Transaction Document prevails to the extent it is inconsistent with any law.

19.12	Supervening legislation

Any present or future legislation which operates to vary the obligations of any Obligor in connection with a Transaction Document with the result that a Creditor’s rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

19.13	Variation

A provision of a Transaction Document, or right created under it, may not be varied except in writing signed by the party or parties to be bound (whether directly or through a properly authorised agent or attorney). A provision of this amended and restated deed may only be amended by agreement between the Obligors and each relevant Creditor.

19.14	Waiver

A provision of this amended and restated deed or right created under it may not be waived except in writing by the party granting the waiver.

19.15	Confidentiality

No Obligor or Creditor may disclose information provided by any party to a Transaction Document that is not publicly available (including the existence of or contents of any Transaction Document) except:

(a)	to any person in connection with an exercise of rights or (subject to compliance with clause 16 (“Dealing with interests”) a dealing with rights

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or obligations under a Transaction Document (including when a Creditor consults other Creditors after an Event of Default or in connection with preparatory steps such as negotiating with any potential assignee or potential sub-participant or other person who is considering contracting with the Creditor in connection with a Transaction Document);

(b)	on a confidential basis, to officers, employees, legal and other advisers and auditors of any Obligor or Creditor;

(c)	on a confidential basis, to any party to a Transaction Document or any Related Entity of any party to a Transaction Document;

(d)	with the consent of the party who provided the information (such consent not to be unreasonably withheld); or

(e)	as required by any law or stock exchange or any Governmental Agency (including for Australian, US and Irish tax authorities, in each case to the extent applicable), except this paragraph does not require a Creditor to disclose any information of the kind referred to in section 275(1) of the PPSA.

Each Obligor and Creditor is taken to consent to disclosures made in accordance with this clause 19.15.

19.16	Creditor’s compliance with law

Each Obligor consents to a Creditor obtaining, verifying, recording and/or disclosing to any Government Agency all information concerning that Obligor, the Transaction Documents and the transactions contemplated thereunder which the Creditor is required by the law of any country (including, without limitation, laws relating to money laundering and/or the financing of terrorism) to obtain, verify, record and/or disclose. The Obligors agree to provide all information to the Creditor that the Creditor reasonably requires to comply with any such law.

19.17	No responsibility for other’s obligations

If a Creditor does not comply with its obligations under a Transaction Document, this does not relieve any other Creditor or an Obligor of any of their respective obligations. No party is responsible for the obligations of another party.

19.18	Further steps

Each Obligor agrees to do anything a Creditor reasonably asks (such as obtaining consents, signing and producing documents and getting documents completed and signed):

(a)	to bind the Obligor and any other person intended to be bound under a Transaction Document;

(b)	to enable a Creditor to register any power of attorney or any Transaction Document; or

(c)	to show whether the Obligor is complying with this amended and restated deed.

19.19	Counterparts

A Transaction Document may consist of a number of copies, each signed by one or more parties to the document. If so, the signed copies are treated as making up the one document.

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19.20	Governing law

Each Transaction Document is governed by the law in force in New South Wales. Each Obligor submits to the non-exclusive jurisdiction of the courts of that place.

19.21	Serving documents

Subject to clause 19.22 (“Process Agent”) and without preventing any other method of service, any document in a court action may be served on a party by being delivered to or left at that party’s address for service of notices under clause 18 (“Notices”).

19.22	Process Agent

Each Non-Australian Obligor appoints James Hardie Australia Pty Limited (ABN 12 084 635 558) of Level 3, 22 Pitt Street, Sydney NSW 2000 (Attention: The Company Secretary) as its agent for service of process to receive any document in connection with the Transaction Documents. If for any reason James Hardie Australia Pty Limited (ABN 12 084 635 558) ceases to be able to act as process agent for the Non-Australian Obligor, the Non-Australian Obligor must promptly appoint another person in New South Wales to act as its process agent and must promptly notify each Creditor (or, in the case of a syndicated facility, the facility agent) of that appointment.

 EXECUTED as a deed poll.

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James Hardie Group - Common Terms Deed Poll

Schedule 1 - Verification Certificate (clause 3.1)

[name] [address] Tel [insert] Fax [insert]

To:	[Name of financier]

[James Hardie Group Common Terms Deed Poll as amended and restated on 21 January 2013 (“CTDP”) / [—] Facility Agreement dated [—] between [Name of Borrower] and [Name of financier] (“Facility Agreement”)]

I [name] am a director of [insert name of Obligor] (“Company”). I refer to the [CTDP / Facility Agreement]. Definitions in the [CTDP / Facility Agreement] apply in this Certificate.

I CERTIFY as follows:

1	Attached to this Certificate is a complete and up to date copy of:

(a)	the constituent documents of the Company; and

(b)	a written resolution of the board of directors of the Company [, / and] a written resolution of a duly appointed committee of the board of directors of the Company] [and power of attorney in the name of the Company], evidencing the resolutions approving execution of those of the following documents to which the Company is expressed to be a party[, appointing attorneys for that purpose] and appointing Authorised Officers of the Company for the purposes of those documents:

(i)	[the Facility Agreement;

(ii)	the [CTDP / Common Terms Deed Poll]; and

(iii)	any Facility Nomination Letter in relation to the Facility Agreement.]

Those resolutions [and that power of attorney] have not been amended, modified or revoked and are in full force and effect.

2	Attached to this Certificate is a complete and up to date copy of the specimen signatures of the Authorised Officers# of the Company.

# One of the Authorised Officers must be the chief financial officer, treasurer or principal accounting officer of the Group (see clause 9.7 of the Common Terms Deed Poll).

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DATED

Name:

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James Hardie Group - Common Terms Deed Poll Schedule 2 - Facility Nomination Letter (clause 2.1)
James Hardie International Finance Limited Europa House Second Floor Harcourt Centre Harcourt Street Dublin 2 Ireland Tel [insert] Fax +35 1 479 1128
[Date]

To:	[Creditor]

James Hardie Group Common Terms Deed Poll - Facility Nomination Letter

We refer to the James Hardie Group Common Terms Deed Poll as amended and restated on 21 January 2013 (“CTDP”).

For the purposes of the CTDP, on and from the date of this letter:

1.	we nominate [each of] the following agreement[s] as a Facility Agreement: Name: [—] Date: [—] Parties: [—] [repeat as necessary]
2.	the agreement, and each document named or referred to as a [“Financing Document”] in such agreement, is a Transaction Document for the purposes of the CTDP; and

3.	we nominate you as a “Creditor” pursuant to that Facility Agreement.

Please confirm your acceptance of the above nomination, and the benefit and obligations of the CTDP, by signing and returning the attached copy of this letter.

Clauses 1 (“Interpretation”) and 19.20 (“Governing law”) of the CTDP described above apply to this letter as they were fully set out in this letter.

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For and on behalf of

James Hardie International Finance Limited as Obligors’ Agent

Authorised Officer: [Name]

We accept and agree to the above nomination. We accept the benefit and obligations of the CTDP, and we agree to be bound by the terms of that deed.

For and on behalf of [Insert name of Creditor]

by its Authorised Officer
Name:
Title:

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James Hardie Group - Common Terms Deed Poll Schedule 3A - Form of New Borrower Deed Poll (clause 15.1) Deed Poll
New Borrower	[Insert name and ABN/ACN or other registration number]

of: [Insert address]

Fax no:

Attention:

CTDP	James Hardie Group Common Terms Deed Poll as amended and restated on 21 January 2013.

BY THIS DEED POLL the New Borrower described above, for the benefit of each Creditor under the CTDP described above:

(a)      irrevocably agrees that from the date of this deed poll it is a Borrower under the CTDP;

(b)      irrevocably agrees to comply with and be bound by all current and future obligations of a Borrower or an Obligor under the CTDP or any other Transaction Document to which it is a party;

(c)      acknowledges having read a copy of the CTDP before signing this deed poll;

(d)      gives, as at the date of this deed poll, all representations and warranties on the part of a Borrower or an Obligor contained in the CTDP; and

(e)      acknowledges receiving valuable consideration for this deed poll.

Clauses 1 (“Interpretation”) and 19.20 (“Governing law”) of the CTDP described above apply to this deed poll as if they were fully set out in this deed poll.

DATED [Insert Date]

EXECUTED as a deed poll

[Insert execution clause for New Borrower]

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James Hardie Group - Common Terms Deed Poll Schedule 3B - Form of New Guarantor Deed Poll (clause 15.3) Deed Poll
New Guarantor	[Insert name and ABN/ACN]

of: [Insert address]

Fax no:

Attention:

CTDP	James Hardie Group Common Terms Deed Poll as amended and restated on 21 January 2013.

BY THIS DEED POLL the New Guarantor described above, for the benefit of each Creditor under the CTDP described above:

(a)      irrevocably agrees that from the date of this deed poll it is a Guarantor under the CTDP;

(b)      irrevocably agrees to comply with and be bound by all current and future obligations of a Guarantor or an Obligor under the CTDP or any other Transaction Document;

(c)      acknowledges having read a copy of each Transaction Document before signing this deed poll;

(d)      gives, as at the date of this deed poll, all representations and warranties on the part of a Guarantor or an Obligor contained in the CTDP; and

(e)      acknowledges receiving valuable consideration for this deed poll.

Clauses 1 (“Interpretation”) and 19.20 (“Governing law”) of the CTDP described above apply to this deed poll as if they were fully set out in this deed poll.

DATED [Insert Date]

EXECUTED as a deed poll.

[Insert execution clause for New Guarantor]

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James Hardie Group - Common Terms Deed Poll

Schedule 4 - Form of Release Request (clause 15.2)

[Date]

To:	[Each relevant Creditor]

James Hardie Group Common Terms Deed Poll - Release Request

We refer to the deed entitled James Hardie Group Common Terms Deed Poll as amended and restated on 21 January 2013 (“CTDP”).

(a)	Release request

We request each of you release [Insert name of retiring Borrower] (“Retiring Borrower”) from all liability under the CTDP pursuant to the attached Deed of Release.

(b)	Representation and warranty

We represent and warrant that no Event of Default or Potential Event of Default is continuing or will result from the release of the Retiring Borrower.

Clause 1 of the CTDP applies to this Release Request as if it was fully set out in this Release Request.

For and on behalf of James Hardie Industries plc	For and on behalf of [Insert the name of the retiring Borrower]

Authorised Officer:	Authorised Officer:
[Name]	[Name]

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James Hardie Group - Common Terms Deed Poll Schedule 5 - Form of Deed of Release (clause 15.2) Deed of Release
Parties	The Creditor, the Retiring Borrower and the Obligors’ Agent, as described below.
Creditor	[Insert name and ABN/ACN or other registration number of a relevant Creditor]
Retiring Borrower	[Insert name and ABN/ACN or other registration number]
Obligors’ Agent	[ ] on behalf of each Obligor other than the Retiring Borrower.
CTDP	James Hardie Group Common Terms Deed Poll as amended and restated on 21 January 2013.

The Creditor releases the Retiring Borrower described above from all liability under the CTDP described above, with effect from [insert date or “the date of this deed”].

Nothing in this deed affects the obligations of the Retiring Borrower described above other than under the CTDP.

Each Obligor (other than the Retiring Borrower) consents to this release and agrees that nothing in this deed affects its obligations to the Creditor or the Creditor’s rights in respect of the Obligors (other than the Retiring Borrower) under a Transaction Document.

Clauses 1 (“Interpretation”) and 19.20 (“Governing law”) of the CTDP described above apply to this deed as if they were fully set out in this deed.

DATED [Insert date]

EXECUTED as a deed

[Insert execution clauses for (1) each Creditor, (2) the Obligors’ Agent (and its corporate seat) on behalf of each Obligor other than the Retiring Borrower, and (3) the Retiring Borrower]

© King & Wood Mallesons	James Hardie Group - Common Terms Deed Poll	66
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James Hardie Group - Common Terms Deed Poll

Signing page

DATED:  21 January 2013

EXECUTED AS A DEED by	)
MARCIN FIREK	)
and	)
LORCAN MURTAGH	)
as attorneys for JAMES HARDIE	)
INTERNATIONAL FINANCE LIMITED	)
under power of attorney dated 21)
January 2013 in the presence of:	)
)
/s/ M Kavanagh	)	/s/ Marcin Firek
)
Signature of witness	)	/s/ Lorcan Murtagh
)
)
MARGARET KAVANAGH	)
Name of witness (block letters))
	)	By executing this amended and
EUROPA HOUSE, HARCOURT ST,	)	restated deed each attorney states that
DUBLIN 2)		the attorney has received no notice of
Address of witness (block letters))		revocation of the power of attorney

SIGNED, SEALED AND DELIVERED	)
by	)
MARCIN FIREK	)
and	)
LORCAN MURTAGH	)
as attorneys for JAMES HARDIE	)
BUILDING PRODUCTS, INC. under	)
power of attorney dated 21 January	)
2013 in the presence of:	)
)
/s/ M Kavanagh	)	/s/ Marcin Firek
)
Signature of witness	)	/s/ Lorcan Murtagh
)
)
MARGARET KAVANAGH	)	By executing this amended and
Name of witness (block letters))		restated deed each attorney states that
	)	the attorney has received no notice of
	)	revocation of the power of attorney

© King & Wood Mallesons	James Hardie Group - Common Terms Deed Poll	67
11288278_6	2 April 2013

EXECUTED AS A DEED by	)
MARCIN FIREK	)
and	)
LORCAN MURTAGH	)
as attorneys for JAMES HARDIE	)
INDUSTRIES PLC under power of	)
attorney dated 21 January 2013)
in the presence of:	)
)
/s/ M Kavanagh	)	/s/ Marcin Firek
)
Signature of witness	)	/s/ Lorcan Murtagh
)
)
MARGARET KAVANAGH	)
Name of witness (block letters))
)
	)	By executing this amended and
EUROPA HOUSE, HARCOURT ST,	)	restated deed each attorney states that
DUBLIN 2)		the attorney has received no notice of
Address of witness (block letters))		revocation of the power of attorney

EXECUTED AS A DEED by	)
MARCIN FIREK	)
and	)
LORCAN MURTAGH	)
as attorneys for JAMES HARDIE	)
INTERNATIONAL GROUP LIMITED	)
under power of attorney dated	)
21 January 2013 in the presence of:	)
)
/s/ M Kavanagh	)	/s/ Marcin Firek
)
Signature of witness	)	/s/ Lorcan Murtagh
)
)
MARGARET KAVANAGH	)
Name of witness (block letters))
	)	By executing this amended and
EUROPA HOUSE, HARCOURT ST,	)	restated deed each attorney states that
DUBLIN 2)		the attorney has received no notice of
Address of witness (block letters))		revocation of the power of attorney

© King & Wood Mallesons	James Hardie Group - Common Terms Deed Poll	68
11288278_6	2 April 2013

SIGNED, SEALED AND DELIVERED	)
by))
MARCIN FIREK	)
and	)
LORCAN MURTAGH	)
as attorneys for JAMES HARDIE	)
TECHNOLOGY LIMITED under power	)
of attorney dated 21 January 2013)
in the presence of:	)
)
/s/ M Kavanagh	)	/s/ Marcin Firek
)
Signature of witness	)	/s/ Lorcan Murtagh
)
)
MARGARET KAVANAGH	)
Name of witness (block letters))		By executing this amended and
	)	restated deed each attorney states that
	)	the attorney has received no notice of
	)	revocation of the power of attorney

© King & Wood Mallesons	James Hardie Group - Common Terms Deed Poll	69
11288278_6	2 April 2013